                                                                    Exhibit 10.3

                            ASSET PURCHASE AGREEMENT

                                      Among

                         EL DORADO COMMUNICATIONS, INC.

                               EL DORADO 108, INC.

                               KXTJ LICENSE, INC.

                              LBI HOLDINGS II, INC.

                     LIBERMAN BROADCASTING OF HOUSTON, INC.

                                       and

                 LIBERMAN BROADCASTING OF HOUSTON LICENSE CORP.

                       RELATING TO THE ACQUISITION OF KEYH

                            Dated as of April 5, 2002

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                               TABLE OF CONTENTS

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ARTICLE I   DEFINITIONS .......................................................   2

     1.1    Definitions .......................................................   2

     1.2    Knowledge .........................................................   8

ARTICLE II  PURCHASE AND SALE OF ASSETS .......................................   8

     2.1    Assets to be Conveyed .............................................   8

     2.2    Excluded Assets and Liabilities ...................................   9

ARTICLE III PURCHASE PRICE; METHOD OF PAYMENT; ESCROW DEPOSIT .................  10

     3.1    Purchase Price ....................................................  10

     3.2    Liabilities Assumed ...............................................  11

     3.3    Escrow Deposit ....................................................  11

     3.4    Buyer's Remedies ..................................................  14

     3.5    Allocation ........................................................  14

     3.6    Prorations ........................................................  15

ARTICLE IV REPRESENTATIONS AND WARRANTIES BY SELLER ...........................  15

     4.1    Organization and Standing .........................................  15

     4.2    Authorization .....................................................  15

     4.3    KEYH FCC Licenses, Transmitters and Towers ........................  15

     4.4    Artlite Documents. ................................................  17

     4.5    Purchased Assets ..................................................  19

     4.6    Insurance .........................................................  19

     4.7    Litigation ........................................................  20

     4.8    Contracts .........................................................  20

     4.9    Insolvency ........................................................  20

     4.10   Reports ...........................................................  20

     4.11   No Defaults .......................................................  20

     4.12   Disclosures .......................................................  21

     4.13   Environmental Compliance ..........................................  21

     4.14   Intellectual Property .............................................  22

     4.15   Brokers ...........................................................  22

     4.16   Prepaid Expenses ..................................................  23
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                               TABLE OF CONTENTS
                                  (continued)

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     4.17   Sale Proceeds Recipients; Recipient Agreement .....................  23

ARTICLE V   REPRESENTATIONS AND WARRANTIES BY BUYER AND LBI HOLDINGS ..........  23

     5.1    Status ............................................................  23

     5.2    No Defaults .......................................................  23

     5.3    Authorization. ....................................................  24
..
     5.4    Brokers ...........................................................  24

     5.5    Qualification as a Broadcast Licensee .............................  24

     5.6    Litigation ........................................................  24

     5.7    Approvals and Consents ............................................  24

ARTICLE VI  COVENANTS OF SELLER ...............................................  25

     6.1    Affirmative Covenants of Seller ...................................  25

     6.2    Negative Covenants of Seller ......................................  27

ARTICLE VII ADDITIONAL AGREEMENTS .............................................  28

     7.1    Purchase of Station KEYH; Inquiry and Maintenance of Station KEYH..  28

     7.2    Application for Commission Consent; Other Consents; Pre-Closing....  29

     7.3    Mutual Right to Terminate .........................................  31

     7.4    Buyer's Right to Terminate ........................................  31

     7.5    Seller's Right to Terminate .......................................  32

     7.6    Risk of Loss ......................................................  32

     7.7    Transfer Taxes and FCC Filings; Expenses; Bulk Sales. .............  34

     7.8    Termination of KEYH Local Marketing Agreement. ....................  35

     7.9    Invoices. .........................................................  35

     7.10   Determination of KEYH Closing Date ................................  35

     7.11   Mutual Releases ...................................................  35

     7.12   Artlite. ..........................................................  35

     7.13   Recipient Agreement. ..............................................  36

     7.14   Auxiliary License Application. ....................................  36

     7.15   Further Estoppel Certificate. .....................................  36

ARTICLE VIII CLOSING CONDITIONS ...............................................  36
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                                TABLE OF CONTENTS
                                   (continued)

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     8.1    Conditions Precedent to Buyer's Obligations ......................   36

     8.2    Conditions Precedent to Seller's Obligations .....................   38

ARTICLE IX  ITEMS TO BE DELIVERED AT THE CLOSING .............................   39

     9.1    Seller's Performance At Closing ..................................   39

     9.2    Buyer's Performance at Closing ...................................   42

ARTICLE X   INDEMNIFICATION ..................................................   43

     10.1   Indemnification by Seller ........................................   43

     10.2   Indemnification by LBI Holdings and Buyer ........................   44

     10.3   Third-Party Claims ...............................................   44

     10.4   Cap and Basket ...................................................   45

     10.5   Holdback .........................................................   46

     10.6   Survival of Representations and Warranties .......................   46

ARTICLE XI  MISCELLANEOUS PROVISIONS .........................................   46

     11.1   Notices ..........................................................   46

     11.2   Benefit and Assignment ...........................................   47

     11.3   Other Documents ..................................................   48

     11.4   Appendices .......................................................   48

     11.5   Construction .....................................................   48

     11.6   Arbitration ......................................................   48

     11.7   Counterparts .....................................................   50

     11.8   Headings .........................................................   50

     11.9   Entire Agreement .................................................   50

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SCHEDULE I      Identification of Contracts to be Assumed

SCHEDULE II     List of all Permits and KEYH FCC Licenses

SCHEDULE III List of Required Consents; Encumbrances; UCC Financing Statements; UCC Termination Statements

SCHEDULE IV Identification of Items of Tangible Personal Property Described in Section 2.1.1

SCHEDULE V      Allocation of the Purchase Price

SCHEDULE VI     Insurance Coverage on the Purchased Assets

SCHEDULE VII    Identification of Intellectual Property

SCHEDULE VIII   Schedule of Prepaid Expenses

SCHEDULE IX     Sale Proceeds Recipients

SCHEDULE X      Information to be Periodically Provided to Buyer


EXHIBIT A       Seller Escrow Payment Certificate (AM Only)

EXHIBIT B-1     Opinion of Sellers' Counsel

EXHIBIT B-2     Opinion of Sellers' Texas Counsel

EXHIBIT C       Opinion of Sellers' FCC Counsel

EXHIBIT D       Opinion of LBI Entities' Counsel

EXHIBIT E       Exercise Purchase Right Notice

EXHIBIT F       Lessor Estoppel Certificates

EXHIBIT G       AM Local Marketing Agreement

EXHIBIT H       Forms of Required Consents

EXHIBIT I       Recipient Agreement

EXHIBIT J       Confidentiality

                           AM ASSET PURCHASE AGREEMENT

          THIS AM ASSET PURCHASE AGREEMENT is dated as of April 5, 2002, and made and entered into by and among El Dorado Communications, Inc., a California corporation ("EDC"), El Dorado 108, Inc., a Texas corporation ("EDC Sub") and KXTJ License, Inc., a Delaware corporation ("EDC License Sub"), on the one hand, and LBI Holdings II, Inc., a California corporation ("LBI Holdings"), Liberman Broadcasting of Houston, Inc., a California corporation ("LBI"), and Liberman Broadcasting of Houston License Corp., a California corporation ("LBI Sub"), on the other. EDC, EDC Sub and EDC License Sub are referred to collectively as "Seller," and LBI and LBI Sub are referred to collectively as "Buyer."

                              W I T N E S S E T H:

          WHEREAS, Seller owns certain assets used or held for use in connection with the operation of radio station KQQK, 107.9 FM, Beaumont, Texas ("Station KQQK") and Seller owns, or has the rights to own and as of the KEYH Closing Date will own, certain assets used or held for use in connection with the operation of radio station KEYH, 850 AM, Houston, Texas ("Station KEYH") (each a "Station" and, collectively, the "Stations") and Seller desires to sell and assign to Buyer the Stations, the businesses of the Stations and their related assets, and the licenses, permits and other authorizations issued by the Federal Communications Commission (the "FCC" or "Commission") for or in connection with the operation of Station KQQK (the "KQQK FCC Licenses") and for or in connection with the operation of Station KEYH (the "KEYH FCC Licenses"; the KQQK FCC Licenses and the KEYH FCC Licenses are collectively referred to herein as the "FCC Licenses"); and

          WHEREAS, Seller has a right to purchase Station KEYH from Artlite Broadcasting Company, a Texas corporation ("Artlite") pursuant to the Extension of LMA and Purchase Rights Agreement effective as of January 31, 1997 by and between EDC and Artlite (the "KEYH Extension Agreement"), the Agreement to Purchase Radio Assets and Enter Into Local Marketing Agreement dated July 23, 1995 by and between EDC and Artlite (the "KEYH Purchase Agreement"), the Agreement Regarding Deposit by and among Artlite, EDC and David Best (the "KEYH Deposit Agreement") and Agreement to Extend Due Date for Deposit dated August 5, 1996 by and among Artlite, EDC and David Best (the "KEYH Deposit Extension Agreement") and currently has the right to operate Station KEYH under the Time Brokerage (Local Marketing) Agreement dated as of August 1, 1995 by and between EDC and Artlite, as extended until January 31, 2004 pursuant to the KEYH Extension Agreement (the "KEYH Local Marketing Agreement"); and

          WHEREAS, Seller has exercised such right to purchase Station KEYH from Artlite pursuant to Section 7.1 of this Agreement so as to be able to sell and assign to Buyer Station KEYH and Seller shall prior to the KEYH Closing Date use its efforts as set forth in this Agreement to preserve and cause Artlite to preserve the businesses of the Stations; and

          WHEREAS, LBI Sub desires to acquire the FCC Licenses and LBI desires to acquire from Seller all the other assets relating to the Stations and businesses related thereto; and

          WHEREAS, the FCC Licenses may not be assigned to LBI Sub without the prior written consent of the Commission; and

          WHEREAS, Buyer, Seller and LBI Holdings are concurrently entering into the FM Asset Purchase Agreement of even date herewith (as amended, supplemented or otherwise modified from time to time, the "FM Asset Purchase Agreement"); and

          WHEREAS, Buyer and Seller wish to consummate the transactions contemplated hereby and the transactions contemplated by the FM Asset Purchase Agreement concurrently for an aggregate purchase price (prior to adjustments) of $30,000,001 but are, under certain circumstances, willing to consummate the transactions contemplated by the FM Asset Purchase Agreement first and thereafter seek to consummate the transactions contemplated hereby, in each case in accordance with the terms of the FM Asset Purchase Agreement and this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1 Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

          "Agreement" means this Asset Purchase Agreement, and references to "Articles," "Sections," "Schedules" and "Exhibits" are to the Articles and Sections of this Agreement and to the Schedules and Exhibits attached hereto.

          "AM Local Marketing Agreement" means the agreement by and between Seller and Buyer entered into concurrently with this Agreement attached as Exhibit G.

          "Artlite" has the meaning set forth in the recitals to this Agreement; provided, however, that, as it is unclear whether the actual, legal name of Artlite, as registered with the Secretary of State of the State of Texas prior to the forefeiture of Artlite's corporate status, was Artlite Broadcasting Company or Artlite Broadcasting Co., Inc., all references in this Agreement shall refer to the entity known by either name or by a similar name, and the parties agree that all documents executed and delivered by the Parties on the KEYH Closing Date shall reference the name of the entity as reflected in the evidence provided by Seller to satisfy the requirements of Section
          8.1.7 of this Agreement.

          "Artlite Assets" means the Assets (as defined in Section 1A of the KEYH Purchase Agreement, as unamended, less any retirements made in the ordinary and usual course of Station KEYH's business and reasonable wear and tear excepted) and any other Tangible Personal Property or Intellectual Property owned by Artlite in connection with Station KEYH.

          "Artlite Documents" means (1) the KEYH Purchase Agreement, (2) the KEYH Local Marketing Agreement, (3) the KEYH Extension Agreement, (4) Lease

          Agreement dated August 1, 1995, by and between D.M. Best Co., Inc., as Lessor, and El Dorado Communications, Inc., as Lessee, as superseded by a Lease Agreement dated August 1, 1995, by and between All Media Properties, Inc., as Lessor, and El Dorado Communications, Inc., as Lessee, (5) the KEYH Deposit Agreement, (6) the KEYH Deposit Extension Agreement, (7) the Modification Agreement dated April 4, 2002, by and between EDC and Artlite (the "KEYH Modification Agreement"), (8) the KEYH Assignment Application, (9) one or more bills of sale executed by Artlite conveying to Seller the Artlite Assets, (10) an assignment assigning from Artlite to Seller the KEYH FCC Licenses to document the first step of a two-step pass through of such FCC Licenses to LBI Sub,
          (11) the Confirmation of Lease Terms and Consent dated April 4, 2002, by and between EDC and Artlite, (12) the Confirmation of Lease Terms and Consent by and between EDC and Artlite to be delivered by Artlite to EDC and LBI in the form agreed upon by EDC and Artlite on April 4, 2002, and (13) any other agreement, document or instrument executed by Artlite or any of its affiliates in connection with this Agreement or the transactions contemplated hereby, a copy of which has been delivered to Buyer prior to the KEYH Closing Date.

          "Artlite Entities" has the meaning set forth in Section 4.4.

          "Assumed Contracts" means only (i) those Contracts listed on Schedule I, (ii) any other Contract which LBI specifically agrees in writing to assume in connection with this Agreement in its sole discretion, and
          (iii) those Contracts entered into by Seller in the ordinary course of business between the date hereof and the KEYH Closing Date which LBI specifically agrees in writing to assume in connection with this Agreement in its sole discretion.

          "Buyer" has the meaning set forth in the first paragraph of this Agreement.

          "Closing Place" means the offices of O'Melveny & Myers LLP, 400 South Hope Street, 15th Floor, Los Angeles, California 90071, or such other place mutually agreed to in writing by the Parties.

          "Commission" has the meaning set forth in the recitals hereto.

          "Communications Act" means the Communications Act of 1934, as amended, or any successor statute or statutes thereto, and all rules, regulations, published policies and published decisions of the FCC thereunder, in each case as from time to time in effect.

          "Contracts" means any agreement, written or oral, between Seller or Artlite and any third party related to Station KEYH that creates a right or obligation for either side to make payment or provide goods or services or otherwise grants rights or creates obligations, including but not limited to advertising contracts and sales orders.

          "Damages" means any and all claims, demands, liabilities, obligations, actions suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, of every kind and description, contingent or otherwise.

          "EDC," "EDC License Sub" and "EDC Sub" have the meanings specified in the first paragraph of this Agreement.

          "Effective Date" shall have the meaning assigned to such term in the AM Local Marketing Agreement.

          "Encumbrance" means any option, pledge, security interest, lien, charge, mortgage, claim, debt, liability, obligation, encumbrance or restriction (whether on voting, sale, transfer or disposition), whether imposed by agreement, understanding, law, rule or regulation, and, with respect to real property assets, including the Transmitter Buildings and Towers, means any leases, licenses or other occupancy agreements relating thereto or covering any portion thereof or any liens or encumbrances existing with respect to Artlite's or Seller's interest under such documents.

          "Escrow Agent" means Union Bank of California, N.A.

          "Escrow Agreement" means the Corporate Custodial Agreement Relating to Earnest Money to be executed by the Escrow Agent, LBI Holdings and EDC concurrently with the Recipient Agreement.

          "Escrow Deposit" has the meaning set forth in Section 3.3.

          "Escrow Deposit Reduction Event" has the meaning set forth in Section 3.3.2

          "Excluded Assets" has the meaning set forth in Section 2.2.1.

          "FCC" has the meaning set forth in the recitals hereto.

          "FCC Licenses" has the meaning set forth in the recitals hereto.

          "FM Asset Purchase Agreement" has the meaning set forth in the recitals to this Agreement, and references to "Articles," Sections," "Schedules" and "Exhibits" thereto are to the Articles and Sections of the FM Asset Purchase Agreement and to the Schedules and Exhibits attached thereto.

          "FM Only Closing" has the meaning set forth in the FM Asset Purchase Agreement.

          "Hazardous Substance" has the meaning set forth in Section 4.13.

          "Holdback" has the meaning set forth in the FM Asset Purchase
          Agreement.

          "Holdback Escrow Agent" shall mean Bank of America, JP Morgan Chase, Citibank or Bank of New York, provided such financial institution accepts the

          Holdback Escrow Agreement in the form attached to the FM Asset Purchase Agreement, with such changes as mutually agreed to by Buyer or Seller, or, if none of the listed entities so accepts, Union Bank of California, N.A.

          "Holdback Escrow Agreement" means the Corporate Custodial Agreement Relating to Holdback dated on or about the KQQK Closing Date executed by the Holdback Escrow Agent, LBI Holdings and EDC pursuant to the FM Asset Purchase Agreement.

          "HSRA" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

          "Indemnified Party" and "Indemnifying Party" have the meanings specified in Section 10.3.

          "Initial Grant" means the Commission's written consent to the assignment of the KEYH FCC Licenses to LBI Sub pursuant to the KEYH Assignment Application (including without limitation, by the Media Bureau by delegated authority), without any conditions materially adverse to any Party.

          "Intellectual Property" has the meaning set forth in Section 4.14.1.

          "KEYH Assignment Application" means the application which Seller and Artlite filed on or about April 4, 2002 with the Commission, and any amendments thereto, requesting its written consent to the assignment of the KEYH FCC Licenses (i) in the absence of any objection by the Commission to the form of the transaction, from Artlite through Seller to LBI Sub and (ii) in the event of any objection by the Commission to the form of the transaction, from Artlite to LBI Sub in accordance with Section 7.2.1, which application, shall, in either case, be in form and substance reasonably satisfactory to Buyer and Seller.

          "KEYH Closing Date" means the date as determined pursuant to Section 7.10.

          "KEYH Deposit Agreement" has the meaning set forth in the recitals to this Agreement.

          "KEYH Deposit Extension Agreement" has the meaning set forth in the recitals to this Agreement.

          "KEYH Extension Agreement" has the meaning set forth in the recitals to this Agreement.

          "KEYH FCC Licenses" has the meaning set forth in the recitals to this Agreement.

          "KEYH Final Grant Day" means the date on which the Initial Grant has become a final order, which date shall be the forty-first day following issuance by the Commission of a public notice announcing the Initial Grant, unless the Initial

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

          Grant has during the preceding forty-day period become subject to any administrative or judicial stay, appeal, review, reconsideration or rehearing, in which case the KEYH Final Grant Day shall not be deemed to occur until such administrative or judicial stay, appeal, review, reconsideration or rehearing shall have been resolved by a final, unappealable order (by the Commission or by a court of competent jurisdiction if Buyer elects to seek judicial review of any final order by the Commission) which preserves intact the Initial Grant without any conditions materially adverse to any Party.

          "KEYH Local Marketing Agreement" has the meaning set forth in the recitals to this Agreement.

          "KEYH Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

          "KQQK Assignment Application" has the meaning set forth in the FM Asset Purchase Agreement.

          "KQQK Closing Date" has the meaning set forth in the FM Asset Purchase Agreement.

          "KQQK FCC Licenses" has the meaning set forth in the recitals to this Agreement.

          "LBI," "LBI Holdings" and "LBI Sub" have the meanings specified in the first paragraph of this Agreement.

          "Letter of Intent" shall mean that Letter Agreement dated January 17, 2002 by and among EDC and Liberman Broadcasting, Inc., a California corporation and an indirect wholly owned subsidiary of LBI Holdings, as extended from time to time.

          "Party" means any of EDC, EDC Sub, EDC License Sub, LBI Holdings, LBI or LBI Sub, as the context requires, and the term "Parties" mean all such entities; provided, however, that Seller, on the one hand, and LBI Holdings and Buyer, on the other, shall each be considered a single Party for purposes of Sections 7.4, 7.5, 10.3 and 10.4.

          "Permits" means the licenses, permits, approvals, authorizations, consents, and orders of any federal, state or local governmental authority held by Artlite or Seller in connection with the operation of the Station KEYH (including the KEYH FCC Licenses) and all pending requests and applications therefor, including without limitation those listed on Schedule II.

          "Proceeds" has the meaning set forth in Section 7.6.1.

          "Purchased Assets" has the meaning set forth in Section 2.1.

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

          "Purchase Price" has the meaning set forth in Section 3.1.

          "Recipient Agreement" shall mean an agreement substantially in the form attached as Exhibit I.

          "Required Consents" means the FCC consents to the assignment of the KEYH FCC Licenses and the other governmental consents, third-party consents, approvals or waivers in form and substance satisfactory to Buyer, necessary for Seller to sell, convey or otherwise sell or assign the Purchased Assets to Buyer and for Artlite to sell, convey or otherwise sell or assign the Assets (as defined in Section 1A of the KEYH Purchase Agreement, as unamended) to Seller and/or Buyer, including without limitation those consents set forth on Schedule III.

          "Sale Proceeds Recipients" shall mean Seller and the other entities and persons listed on Schedule IX.

          "Seller" has the meaning set forth in the first paragraph of this Agreement.

          "Seller Escrow Payment Certificate (AM Only)" shall mean a certificate from an executive officer of Seller in the form of Exhibit A attached hereto, instructing the Escrow Agent to distribute a portion of the Escrow Deposit to Seller.

          "Seller Escrow Payment Certificate(FM Only)" has the meaning set forth in the FM Asset Purchase Agreement.

          "Simultaneous Closing" has the meaning set forth in the FM Asset Purchase Agreement.

          "Simultaneous Closing Date" has the meaning set forth in the FM Asset Purchase Agreement.

          "Station KQQK", "Station KEYH", "Station" and "Stations" have the meanings set forth in the recitals hereto.

          "Tangible Personal Property" has the meaning set forth in Section
          2.1.1.

          "Towers" means the radio broadcast towers located at the applicable Transmitter Site upon which is located broadcast antenna for Station KEYH.

          "Transaction and Wind Down Expenses" means the costs and expenses incurred by Seller in connection with the transactions contemplated by this Agreement, or in connection with the wind down of the business of Seller after the consummation of the transactions contemplated by this Agreement.

          "Transaction Claims" has the meaning set forth in Section 11.6.

          "Transmitter Buildings" means the transmitter buildings located at the Transmitter Sites.

          "Transmitter Sites" means the transmitter and antenna sites located at Ft Bend County, Texas (KEYH).

          1.2 Knowledge. The term "knowledge," as it relates to an individual, shall mean that such individual will be deemed to have knowledge of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter. The term "knowledge," as it relates to a Party or any other person or entity (other than an individual) shall mean that such Party or such other person or entity will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served during the twelve months prior to the date of this Agreement, as a director, officer, partner, executor, trustee, or any other managerial employee of such Party or such other person or entity (or in any similar capacity) has, or at any time had, "knowledge" of such fact or other matter.

                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

          2.1 Assets to be Conveyed. On the KEYH Closing Date at the Closing Place, (i) Seller will (or will cause Artlite through Seller, as the case may be, to) sell, assign, convey, transfer and deliver to LBI Sub the KEYH FCC Licenses and the Permits, and all applications therefor, together with any renewals, extensions, additions or modifications thereof, and (ii) Seller will sell, assign, convey, transfer and deliver to LBI the business of Station KEYH and, all of Seller's right, title and interest in and to the assets, properties and rights described below (which, together with the KEYH FCC Licenses and the Permits and applications therefor, are collectively referred to as the "Purchased Assets"), such sale, assignment, conveyance, transfer and delivery to be made by instruments of conveyance in form reasonably satisfactory to Buyer and to be free and clear of all Encumbrances. The Purchased Assets include the following:

          2.1.1 All tangible personal property, furniture, fixtures, improvements and office equipment and other equipment used or useful in the operation of Station KEYH, including all furniture and inventory in the Transmitter Buildings, the transmitter facilities, all Towers, antennas, main and back-up transmitters and generators, STL's, data links for transmitter telemetry, wireless microphone and other equipment and tangible personal property located or otherwise intended for use at the Transmitter Sites, listed on Schedule IV, together with any replacements thereof or additions thereto made between the date hereof and the KEYH Closing Date, less any retirements made in the ordinary and usual course of Station KEYH's business (collectively, together with all tangible personal property described in Sections 2.1.4 and 2.1.6, the "Tangible Personal Property");

          2.1.2 All prepaid expenses made by Seller, advance payments by advertisers to Seller for advertising that would run after the KEYH Closing Date and other advance payments by third parties for services to be provided by or for Station KEYH after the KEYH Closing Date, in each case under the Assumed Contracts;

          2.1.3 The Assumed Contracts and all of Seller's rights thereunder relating to periods and events occurring on and after the KEYH Closing Date;

          2.1.4 Such files, records and logs pertaining to the operation of Station KEYH as Buyer may reasonably require, including Station KEYH's public inspection files and other records relating to the KEYH FCC Licenses and other filings with the Commission and such sales records and other sales and traffic information that may exist relating to Station KEYH for the two year period prior to the date of the Agreement and copies of all sales orders, invoices, contracts, statements and station logs for such period, but excluding the corporate and accounting records of Seller to the extent not described above (it being understood by the Parties that Seller shall transfer the data pertaining to the operation of the Station KEYH (including without limitation the data resident in Seller's Great Plains and ABC Traffic Software) on the computer systems of Seller to the computer systems of Buyer) (notwithstanding this conveyance, Buyer agrees to allow Seller reasonable access to such records of Station KEYH as Seller may reasonably require from and after the KEYH Closing Date);

          2.1.5 All Intellectual Property; and

          2.1.6 To the extent not included above, all of the Artlite Assets.

          2.2   Excluded Assets and Liabilities.

          2.2.1 Excluded Assets. It is understood and agreed that the Purchased Assets do not include any assets of Seller that are not used in the operation of Station KEYH, intellectual property rights not related to the existing station format, the name El Dorado, cash (other than the amounts described in Section 2.1.2), cash equivalents, deposits made by Seller under any contracts (other than the amounts described in Section 2.1.2), accounts receivable of Seller not accruing under the AM Local Marketing Agreement, causes of action, tax refunds, insurance claims or proceeds, in each case (for such accounts receivable, causes of action, tax refunds and insurance claim and proceeds) accruing prior to the closing of the transactions contemplated hereby, claims of Seller which accrue under this Agreement (and not accruing under the AM Local Marketing Agreement), personal art work of shareholders of EDC at the office buildings relating to Station KEYH and excess studio and excess transmission equipment not used in the operation of Station KEYH, nor do they include the assets of any pension or other employee benefit plans nor any other assets specifically excluded from the Purchased Assets by the provisions of this Agreement (all the foregoing of which are referred to as the "Excluded Assets").

          2.2.2 Liabilities Not Assumed. Except for the liabilities and obligations specifically assumed pursuant to Section 3.2, Buyer and LBI Holdings will not

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

          assume and will not be or become liable for, any liabilities or obligations of Seller or Artlite of any kind or nature whatsoever, whether absolute, contingent, accrued, known or unknown, related to the ownership of the Purchased Assets, the Excluded Assets, the operation of Station KEYH, (including without limitation, Seller's actions in operating Station KEYH under the AM Local Marketing Agreement but excluding Buyer's actions in operating Station KEYH under the AM Local Marketing Agreement) or Seller's or Artlite's employees or otherwise.

                                  ARTICLE III
                PURCHASE PRICE; METHOD OF PAYMENT; ESCROW DEPOSIT

          3.1 Purchase Price. Subject to Section 7.6.3, the purchase price to be paid to Seller by Buyer for the Purchased Assets will be Seven Million Dollars ($7,000,000) plus the aggregate amount of prepaid expenses made by Seller for services to be provided to Station KEYH after the KEYH Closing Date under the Assumed Contracts as set forth on Schedule VIII less any accrued liabilities agreed to be assumed by Buyer, other than liabilities assumed pursuant to and to the extent set forth in Section 3.2 (the "Purchase Price").

          3.1.1 Payment of Purchase Price. Subject to the terms and conditions set forth in this Agreement, on the KEYH Closing Date, LBI Holdings or Buyer will pay the Seller an amount equal to the Purchase Price, by wire transfer of immediately available funds in accordance with wire transfer instructions to be provided by Seller to Buyer not less than three business days prior to the KEYH Closing Date, it being understood and agreed that the Holdback deposited pursuant to the Holdback Escrow Agreement entered into pursuant to the FM Asset Purchase Agreement, less any distributions made to Seller pursuant to the Holdback Escrow Agreement, shall secure the indemnification obligations of Seller under Article X hereof, any other obligations of Seller under this Agreement, obligations of Seller under Article X of the FM Asset Purchase Agreement and any other obligations of Seller thereunder.

          3.1.2 Release of Escrow Deposit. Also on the KEYH Closing Date, concurrently with the wire transfer of the Purchase Price to Seller, EDC and LBI Holdings shall (i) if the KEYH Closing Date is a Simultaneous Closing Date, comply with Section 3.1.2 of the FM Asset Purchase Agreement and (ii) otherwise, jointly execute and deliver to the Escrow Agent written instructions to terminate the Escrow Agreement and deliver the entire Escrow Deposit then remaining to LBI Holdings.

          3.1.3 Post-Closing Proration. Following the KEYH Closing Date, the Parties shall determine and make the prorations called for in Section 3.6.

          3.1.4 Holdback.

     (a) Subject to the terms and conditions set forth in the FM Asset Purchase Agreement, LBI Holdings or Buyer shall on the KQQK Closing Date deposit the

     Holdback with the Holdback Escrow Agent pursuant to the Holdback Escrow Agreement. The Holdback will be held, maintained, administered and disbursed by the Holdback Escrow Agent in accordance with the terms and provisions hereof, of the FM Asset Purchase Agreement and of the Holdback Escrow Agreement, with the terms of the Holdback Escrow Agreement controlling in the event of any conflict.

     (b) LBI Holdings and/or Buyer will submit claims to Seller by a written notice specifying the amount of the claim (or estimated amount if the claim is not reasonably quantifiable) and describing in reasonable detail the basis for the claim; provided that any such claims relating to this Agreement may only be made after the KEYH Closing Date. If Seller does not notify LBI Holdings or Buyer, as the case may be, within 15 days after receiving such a notice of Seller's objection to the claim, LBI Holdings and EDC shall at the end of such 15 day period execute and deliver to Holdback Escrow Agent joint written instructions to deliver to Buyer from the Holdback an amount equal to the claimed amount, as determined in accordance with this Section 3.1.4. If Seller gives notice of objection to LBI Holdings or Buyer, as the case may be, within the 15-day period, and the Parties cannot reach agreement on the claim, LBI Holdings and EDC shall at the end of such 15 day period execute and deliver to Holdback Escrow Agent joint written instructions to deliver to Buyer from the Holdback an amount equal to the amount not in dispute, and the Parties will attempt in good faith to agree upon the amount in dispute. If the Parties cannot agree within thirty (30) days thereafter, the Parties will submit such dispute to arbitration, as provided for in Section 11.6. Within three business days of
     (i) reaching resolution of such dispute as to the amount (if any) that LBI Holdings and Buyer are entitled to (in the event that the parties reach resolution without submitting such dispute to arbitration), or (ii) an arbitrator determining the amount (if any) that LBI Holdings and Buyer are entitled to (in the event that such dispute is submitted to arbitration), LBI Holdings and EDC shall execute and deliver to Holdback Escrow Agent joint written instructions to deliver to Buyer from the Holdback an amount equal to such applicable amount. The failure to give notice of a claim hereunder will not constitute an election of remedies and will not limit LBI Holdings or Buyer in any manner in the enforcement of other remedies that may be available to it.

          3.2 Liabilities Assumed. As of the KEYH Closing Date, Buyer will assume and agree to pay, discharge and perform insofar as they relate to the time period on and after the KEYH Closing Date, and arise out of events occurring on or after the KEYH Closing Date, all the obligations and liabilities of Seller under the Assumed Contracts.

          3.3 Escrow Deposit. Concurrently with the execution and delivery of the Recipient Agreement by Seller and the top eight entities listed on Schedule IX, LBI Holdings will deposit pursuant to this Section 3.3 and pursuant to
Section 3.3 of the FM Asset Purchase Agreement One Million Five Hundred Thousand Dollars ($1,500,000) under the Escrow Agreement (together with any interest accrued on such amount, the "Escrow Deposit"). The Escrow Deposit will be held, maintained, administered and disbursed by the Escrow Agent in accordance with the terms and provisions hereof, of the FM Asset Purchase Agreement and of the Escrow Agreement, with the terms of the Escrow Agreement controlling in the event of any conflict. Once deposited, the Escrow Deposit will be disbursed as follows:

          3.3.1 Notification of Escrow Agent; Delivery of Seller Escrow Payment Certificate (AM Only). Within three business days of the occurrence of the KEYH Final Grant Day, Seller shall notify Escrow Agent in writing, with a copy to Buyer, of the occurrence of the KEYH Final Grant Day. Seller agrees not to deliver to the Escrow Agent the Seller Escrow Payment Certificate (AM Only) unless it simultaneously delivers to LBI Holdings such certificate.

          3.3.2 Delivery to Seller. In the event that an FM Only Closing has occurred and $1,000,000 of the Escrow Deposit (together with accrued interest thereon) has been returned to LBI Holdings in connection therewith or in the event that $1,000,000 of the Escrow Deposit (together with accrued interest thereon) has been distributed to Seller pursuant to a Seller Escrow Payment Certificate (FM Only) (as defined in the FM Asset Purchase Agreement) (either event being referred to herein as the "Escrow Deposit Reduction Event"), if Buyer fails to consummate the purchase and sale contemplated by this Agreement under circumstances that would constitute a material breach of this Agreement and Seller is not then in breach of its representations, warranties or covenants hereunder in any material respect (it being understood and agreed by the Parties hereto that for purposes of this Section 3.3.2, that for purposes of determining such breach of Seller's representations, warranties and covenants, all knowledge qualifications in the representations and warranties of Seller contained in this Agreement or in any certificates delivered pursuant hereto that are in parenthetical (including without limitation such knowledge qualifications in Sections 4.3.1, 4.3.2, 4.3.3, 4.3.4, 4.3.5, 4.4, 4.5, 4.7, 4.9, 4.10, 4.11, 4.13, 4.14, 4.15,
          4.17, 4.18 and 9.1.10) shall be disregarded and no such representation or warranty shall be qualified in any respect by such knowledge qualifications in parenthetical), then, subject to the satisfaction of the conditions set forth below, $500,000 plus any associated accrued interest of the Escrow Deposit, will be delivered to Seller on the ninth business day after the KEYH Final Grant Day, it being understood and agreed that payment to Seller of $500,000 plus any associated accrued interest of the Escrow Deposit (and, if applicable, the amounts described in the second-to-last sentence of the last paragraph of this Section 3.3.2) (or, prior to the Escrow Deposit being made, payment to Seller of $500,000) will constitute full payment for any and all damages suffered by Seller by reason of LBI Holdings' or Buyer's failure to consummate the purchase and sale contemplated by this Agreement. Conditions to such delivery of $500,000 plus any associated accrued interest of the Escrow Deposit to Seller on such day will be that (a) the Escrow Deposit Reduction Event shall have occurred, (b) the Escrow Agent and LBI Holdings shall have received on the sixth business day after the KEYH Final Grant Day at or prior to 5:00 PM (California time) (with a copy by e-mail to Lenard Liberman at e-mail lliberman@lbimedia.com and by fax and e-mail to Joe Kim at fax
          (213) 430-6407 and e-mail jkim@omm.com and Steve Chen at fax (213) 430-6407 and e-mail schen@omm.com) a duly executed Seller Escrow Payment Certificate (AM Only) substantially in the form of Exhibit A annexed hereto, and (c) the Escrow Agent shall not have received from LBI Holdings or Buyer a written challenge challenging the accuracy of such Seller Escrow Payment Certificate (AM Only) at or prior to 5:00 PM (California time) of the second business day after receipt by both LBI Holdings and the Escrow Agent of such Seller Escrow Payment Certificate (AM Only).

               THE PARTIES ACKNOWLEDGE AND AGREE IN ADVANCE BY INITIALING THIS AGREEMENT IN THE SPACES PROVIDED [LBI HOLDINGS' INITIALS ________, BUYER'S INITIALS ________ AND ________, AND SELLER'S INITIALS _________, _______ AND ________], THAT THE ACTUAL DAMAGES THAT SELLER WOULD SUFFER AS A RESULT OF BUYER'S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE PURCHASED ASSETS WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO CALCULATE; THAT THE FULL AMOUNT OF $500,000 PLUS ASSOCIATED ACCRUED INTEREST OF THE ESCROW DEPOSIT (OR, PRIOR TO THE ESCROW DEPOSIT BEING MADE, $500,000) IS A FAIR AND EQUITABLE AMOUNT TO REIMBURSE SELLER FOR ANY DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUSTAINED BY SELLER DUE TO BUYER'S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE ASSETS DESCRIBED IN THIS AGREEMENT UNDER THE CIRCUMSTANCES STATED IN THIS SECTION 3.3; AND THAT THIS SECTION 3.3 SHALL CONSTITUTE A LIQUIDATED DAMAGES PROVISION, WHICH DAMAGES WILL BE SELLER'S SOLE REMEDY HEREUNDER IN THE EVENT OF LBI HOLDINGS' OR BUYER'S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE ASSETS DESCRIBED IN THIS AGREEMENT UNDER THE CIRCUMSTANCES STATED IN THIS
          SECTION 3.3. IN THE EVENT THAT LBI HOLDINGS OR BUYER PROVIDES ESCROW AGENT A WRITTEN CHALLENGE CHALLENGING THE ACCURACY OF THE SELLER ESCROW PAYMENT CERTIFICATE (AM ONLY) AND A DISPUTE OVER THE DISBURSEMENT OF $500,000 PLUS ASSOCIATED ACCRUED INTEREST OF THE ESCROW DEPOSIT ARISES THEREFROM, SUCH DISPUTE SHALL BE RESOLVED IN ACCORDANCE WITH SECTION 11.6. IF THE ARBITRATOR FINDS THAT THE SELLER ESCROW PAYMENT CERTIFICATE (AM ONLY) WAS ACCURATE AND THAT SUCH WRITTEN CHALLENGE WAS WITHOUT MERIT, THEN BUYER SHALL PAY SELLER (1) REASONABLE ATTORNEY'S FEES AND EXPENSES INCURRED BY SELLER IN CONNECTION WITH SUCH DISPUTE AND (2) 10% INTEREST ON THE $500,000 PLUS ASSOCIATED ACCRUED INTEREST OF THE ESCROW DEPOSIT CALCULATED FROM THE DATE OF SUCH WRITTEN CHALLENGE TO THE DATE THE $500,000 PLUS ASSOCIATED ACCRUED INTEREST OF THE ESCROW DEPOSIT IS PAID TO SELLER. IF THE ARBITRATOR FINDS THAT THE SELLER ESCROW PAYMENT CERTIFICATE (AM
          ONLY) WAS INACCURATE AND THAT SUCH WRITTEN CHALLENGE WAS WITH MERIT, SELLER SHALL PAY BUYER (1) REASONABLE ATTORNEY'S FEES AND EXPENSES INCURRED BY LBI HOLDINGS AND BUYER IN CONNECTION WITH SUCH DISPUTE AND
          (2) 10% INTEREST ON THE $500,000 PLUS ASSOCIATED ACCRUED INTEREST OF THE ESCROW DEPOSIT CALCULATED FROM THE DATE OF SUCH WRITTEN

          CHALLENGE TO THE DATE THE $500,000 PLUS ASSOCIATED ACCRUED INTEREST OF THE ESCROW DEPOSIT IS RETURNED TO BUYER.

          3.3.3 Delivery to LBI Holdings. The Parties agree that the Escrow Deposit will be delivered to LBI Holdings in accordance with Section
          3.3.3 of the FM Asset Purchase Agreement. In addition, $500,000 plus associated accrued interest of the Escrow Deposit shall be delivered to LBI Holdings if (i) the transaction contemplated by this Agreement is consummated or (ii) the purchase and sale contemplated by this Agreement is not consummated and Seller is not entitled to receive the $500,000 plus associated accrued interest of the Escrow Deposit in accordance with Section 3.3.2.

          3.4 Buyer's Remedies. If the purchase and sale contemplated by this Agreement is not consummated because of the breach by Seller of its representations, warranties or covenants hereunder in any material respect (it being understood and agreed by the Parties hereto that for purposes of this
Section 3.4, that for purposes of determining such breach of Seller's representations, warranties and covenants, all knowledge qualifications in the representations and warranties of Seller contained in this Agreement or in any certificates delivered pursuant hereto that are in parenthetical (including without limitation such knowledge qualifications in Sections 4.3.1, 4.3.2, 4.3.3, 4.3.4, 4.3.5, 4.4, 4.5, 4.7, 4.9, 4.10, 4.11, 4.13, 4.14, 4.15, 4.17,
4.18 and 9.1.10) shall be disregarded and no such representation or warranty shall be qualified in any respect by such knowledge qualifications in parenthetical), and Buyer is not in breach of its representations, warranties or covenants hereunder, in any material respect, Seller agrees that, in addition to any other rights and remedies available at law or in equity, LBI Holdings and Buyer shall have the following rights and remedies: (i) Buyer shall have the right to specific performance of Seller's obligation to sell the Purchased Assets upon the terms and conditions set forth in this Agreement, as applicable, and incidental damages related to such specific performance; (ii) LBI Holdings shall have the right to the return of $500,000 of the Escrow Deposit (and associated interest) or a portion of the Escrow Deposit, as applicable; and
(iii) LBI Holdings and Buyer shall have the right to recover money damages for breach of this Agreement, including but not limited to, benefit of the bargain damages and compensation for transaction costs; provided, that if LBI Holdings and Buyer obtain full remedies under clause (i) pursuant to a non-appealable judgment with which Seller complies, then Buyer shall not thereafter have additional claims under clause (iii) and if LBI Holdings and Buyer obtain full remedies under clause (iii) pursuant to a non-appealable judgment with which Seller complies, then Buyer shall not thereafter have additional claims under clause (i); provided, further, that if the purchase and sale contemplated by this Agreement is not consummated because the representation and warranty in the second sentence of Section 4.7 would not be true on the KEYH Closing Date, then LBI Holdings and Buyer shall have the remedies in clauses (i) and (ii) but not in clause (iii). The Parties agree that remedy at law is inadequate and that damages are not adequate to compensate LBI Holdings and Buyer.

          3.5   Allocation. The Purchase Price will be allocated as set forth on
Schedule V.

          3.6   Prorations. Other than the prepaid expenses set forth on
Schedule VIII and subject to the rights of Buyer and Seller pursuant to the AM Local Marketing Agreement, the operation of Station KEYH and, subject to the AM Local Marketing Agreement, all income, expenses and liabilities attributable thereto through 11:59 p.m. on the day immediately preceding the KEYH Closing Date will be for the account of Seller and thereafter for the account of LBI, and all income and expenses relating to the operation of Station KEYH, including such items as power and utilities charges, rents and other deferred items relating to the operation of Station KEYH will be prorated between Seller and LBI in accordance with generally accepted accounting principles consistently applied, the proration to be made and paid, insofar as feasible, on the KEYH Closing Date, with a final settlement sixty days after the KEYH Closing Date. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided herein and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES BY SELLER

          Seller hereby represents and warrants to LBI Holdings and Buyer as follows:

          4.1 Organization and Standing. Each of EDC, EDC Sub, and EDC License Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Seller has the requisite corporate power and authority to enter into and complete the transactions contemplated by this Agreement.

          4.2 Authorization. All necessary corporate actions and proceedings to duly approve the execution, delivery and performance of this Agreement, the Escrow Agreement, the Holdback Escrow Agreement, the Recipient Agreement, the AM Local Marketing Agreement and other agreements, documents and instruments being executed by Seller in connection herewith or therewith and the consummation of the transaction contemplated hereby or thereby have been duly and validly taken by Seller, and each of this Agreement, the Escrow Agreement, the Holdback Escrow Agreement, the Recipient Agreement, the AM Local Marketing Agreement and other agreements, documents and instruments being executed by Seller in connection herewith or therewith has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to their respective terms.

          4.3   KEYH FCC Licenses, Transmitters and Towers.

          4.3.1 The KEYH FCC Licenses (all of which are listed on Schedule II, together with any pending applications for KEYH FCC Licenses) constitute all the licenses, permits and other authorizations required for and used in connection with the operation of Station KEYH. As of the date of this Agreement and as of the KEYH Closing Date, Artlite is and shall be holder of all the KEYH FCC Licenses. Other than the Initial Grant of the KEYH Assignment Application, no additional order or grant is required from the FCC in order to consummate the assignment of the KEYH FCC Licenses to LBI Sub. Schedule II correctly sets forth the respective expiration date of each KEYH FCC License. Each KEYH FCC License is validly issued and in full force and effect. Seller and (to Seller's knowledge after due inquiry, including with Artlite) Artlite have taken all actions and performed all of their respective obligations that are necessary to maintain the KEYH FCC Licenses without adverse modification or impairment, and complete and correct copies of the KEYH FCC Licenses and any pending applications therefor have been delivered to Buyer. No event (to Seller's knowledge after due inquiry, including with Artlite) has occurred with respect to Station KEYH (other than directly as a result of Buyer's actions under the AM Local Marketing Agreement) which (i) has resulted in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal or termination of or any order of forfeiture with respect to, any KEYH FCC License or (ii) materially and adversely affects or in the future may materially and adversely affect any rights of Seller or Artlite or any of their respective assignees or transferees thereunder. None of the KEYH FCC Licenses requires that any assignment thereof must be approved by any public or other governmental authority other than the FCC.

          4.3.2 Neither Seller nor (to Seller's knowledge after due inquiry, including with Artlite) Artlite is a party to, and there are no investigations, notices of apparent liability, violations, forfeitures, notices of violation, orders to show cause or other orders or complaints issued by or before any court or regulatory body, including, without limitation, the FCC, or of any other proceedings (other than proceedings relating to the radio industry generally) that could in any manner threaten or adversely affect the validity or continued effectiveness of, or result in the adverse modification of, any of the KEYH FCC Licenses. In the event Seller (after due inquiry, including with Artlite) learns of any such action, or the filing or issuance of any such order, notice or complaint, Seller promptly will notify Buyer of the same in writing and will take all reasonable measures to contest in good faith or seek removal or rescission of such action, order, notice or complaint. Station KEYH is now operating at its licensed power and antenna height, in accordance with the KEYH FCC Licenses, and is in compliance with the Communications Act including, without limitation, rules governing the location of Station KEYH's main studio and rules governing the required contents of Station KEYH's public inspection files. Seller (after due inquiry with Artlite) has no reason to believe that the KEYH FCC Licenses will not be renewed in the ordinary course.

          4.3.3 None of the facilities used in connection with the radio broadcasting operations of Seller or Artlite relating to Station KEYH (including the Transmitter Buildings, the Transmitter Sites and the Towers) violates the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders or regulations (including, without limitation, any applicable regulation of the Federal Aviation Administration), except where such violation would not impair, impede or affect adversely in any respect currently or in the future the continued uninterrupted operation of Station KEYH at its licensed power and in accordance with the other terms of the KEYH FCC Licenses, and each such facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof. Schedule II identifies any outstanding variances or special use permits materially affecting any of Seller's facilities or the uses thereof and Seller is in compliance therewith. Neither Seller nor (to Seller's knowledge after due inquiry, including with Artlite) Artlite has received any notice of any complaint being made against Station KEYH relating to its Tower, Transmitter Site, Transmitter Building or Seller's or Artlite's operation of such Station (including, without limitation, any complaint relating to the signals broadcast or otherwise transmitted from any Tower, either by Seller or by any person subleasing a portion of such Tower) except, in each case, where such complaint would not impair, impede or adversely affect the continued, uninterrupted operation of such Station. Each Tower has been appropriately registered with the Commission, as described in Schedule II.

          4.3.4 Artlite (to Seller's knowledge after due inquiry, including with Artlite) is qualified to sell Station KEYH and to assign the KEYH FCC Licenses in accordance with the terms of this Agreement and in compliance with the Communications Act. Neither Seller (after due inquiry with Artlite) nor (to Seller's knowledge after due inquiry, including with Artlite) Artlite knows of any party who has expressed any intention to oppose FCC approval of the assignment of the KEYH FCC Licenses to LBI Sub, nor does Seller (after due inquiry with Artlite) nor (to Seller's knowledge) Artlite know of any reason why FCC consent to such assignment might be denied or delayed.

          4.3.5 Each report or certification filed by or on behalf of Seller or (to Seller's knowledge after due inquiry, including with Artlite) Artlite with the FCC, including, without limitation, any filing pursuant to 47 C.F.R.(S) 73.3615 with respect to its ownership of Station KEYH and any other filing relating to such Station, was filed, and was at the time of filing true, correct and complete in all material respects; there have been no changes in the ownership of Station KEYH since the filing of the most recent such ownership reports or certifications and those ownership reports and certifications are true, correct and complete in all respects.

          4.3.6 The operation of Station KEYH by either Artlite or by Seller pursuant to the KEYH Local Marketing Agreement does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the applicable limits stated in 47 C.F.R.(S) 1.1310.

          4.4 Artlite Documents. All necessary corporate actions and proceedings to duly approve the execution, delivery and performance of the Artlite Documents have been duly and validly taken by each of the parties thereto and the consummation of the transactions contemplated thereby have been duly and validly taken by each of the parties party thereto, and each of the Artlite Documents described in clauses (1) through (8) and in clauses (10) and
(11) of the definition thereof have been, and each of the Artlite Documents described in clauses (9) , (12) , (13) of the definition thereof will be as of the KEYH Closing Date, duly and validly authorized, executed and delivered by each of the parties party thereto. Seller has delivered a full and complete copy of each of the Artlite Documents (including all exhibits and schedules thereto, other than Exhibits A through H of the KEYH Purchase Agreement, which Exhibits A through H were never prepared and therefore do not exist). Each Artlite Document described in clauses clauses (1) through (8) and in clauses
(10) and (11) of the definition thereof is in full force and effect as of the date hereof and each of the Artlite Documents will be in full force and effect as of the KEYH Closing Date. Each Artlite Document described in clauses clauses
(1) through (8) and in clauses (10) and (11) of the definition thereof, is as of the date hereof, and each of the Artlite Documents will be as of the KEYH Closing Date, the legal, valid and binding obligation of each of the parties thereto, enforceable against each in accordance with and subject to its terms and there are no defaults thereunder. If Seller exercises its rights to purchase set forth in the KEYH Extension Agreement in compliance with the terms set forth therein, Seller will gain good and valid title to the Purchased Assets relating to Station KEYH, free and clear of all Encumbrances upon consummation of the assignment to Seller. Seller currently operates Station KEYH pursuant to the terms of the KEYH Local Marketing Agreement, as extended. The KEYH Local Marketing Agreement has been extended until January 31, 2004 by the parties thereto and complies in all material respects with the Communications Act. The Artlite Documents described in clauses (1) through (8) and in clauses (10) and
(11) of the definition thereof are, as of the date hereof, the only agreements between Seller on the one hand and Artlite and its affiliates on the other hand and the only agreements relevant to the KEYH Local Marketing Agreement and Seller's rights to purchase Station KEYH from Artlite. The Artlite Documents will be, as of the KEYH Closing Date, the only agreements between Seller on the one hand and Artlite and its Affiliate on the other hand and the only agreements related to the KEYH Local Marketing Agreement and Seller's rights to purchase Station KEYH from Artlite. None of the Artlite Documents have been amended or otherwise modified except pursuant to amendments of which copies have been delivered to Buyer prior to the date of this Agreement. EDC has exercised the option to purchase Station KEYH for cash and there are no impediments to its right to exercise such option and the consideration that Seller is required to pay Artlite upon exercise of such option is set forth in the KEYH Modification Agreement. The KEYH Local Marketing Agreement has been extended until January 31, 2004. As of the KEYH Closing Date, the KEYH Local Marketing Agreement will have terminated or will have been terminated and neither Artlite nor Seller nor any of their respective affiliates will have any rights with respect to the Purchased Assets or the Stations (it being understood that lessors under the applicable leases will continue to be the lessors thereunder). Seller represents and warrants that (to the knowledge of Seller after due inquiry, including without limitation due inquiry with Artlite) (a) each of Artlite and All Media Properties, Inc. (the "Artlite Entities") is, or will be as of the Closing Date, a corporation validly existing and in good standing under the laws of the State of Texas with the corporate power to own its properties and assets and to conduct any activity that a corporation organized under the Texas Corporation Law may conduct, and (b) each Artlite Entity has the corporate power to enter into and perform its obligations under the Artlite Documents to which it is a party. Each Artlite Entity's having forfeited its existence during the period from 1998 to 2002 does not in any way affect its ability to perform its obligations under the Artlite Documents on and after the date hereof and does not in any way affect the transfer and the assignment of assets from Artlite to Seller and/or Buyer to be consummated on the KEYH Closing Date pursuant to the Artlite Documents and the option to purchase exercised by EDC thereunder. Each Artlite Entity's corporate existence and its corporate power and authority have been fully reinstated. No affiliate of Artlite (other than Artlite Entities) is a party to any Artlite Documents or any other agreement to which Seller is a

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

party. The execution of the AM Local Marketing Agreement will not constitute a breach of any of the Artlite Documents by any of the parties thereto and Artlite has expressly consented in writing to the execution and delivery by Buyer and Seller of the AM Local Marketing Agreement.

          4.5 Purchased Assets. All items as of the date hereof used in the operation of Station KEYH are listed and described in Schedule IV to this Agreement. No other affiliate of EDC (including without limitations, direct or indirect subsidiaries of EDC) other than Seller owns or has any rights, title or interest in any Purchased Assets or is in any way involved with the operation of Station KEYH. On or before the KEYH Closing Date, Artlite will have assigned good and valid title to the Artlite Assets to Seller, free and clear of all Encumbrances, and on the KEYH Closing Date, Seller will have good and valid title to the Purchased Assets, free and clear of all Encumbrances, other than the Encumbrances described in Schedule III, which Encumbrances will be released on the KEYH Closing Date concurrently with the closing. Upon consummation of the transactions set forth in this Agreement, Buyer will have good and valid title to the Purchased Assets, free and clear of all Encumbrances (other than liens granted to Buyer's lenders). Schedule III sets forth each release and/or UCC termination statement required in order to release such Encumbrances on the KEYH Closing Date. Schedule III also sets forth all currently effective UCC financing statements that have been filed against any Purchased Asset. Seller and (to Seller's knowledge after due inquiry, including with Artlite) Artlite have maintained and have operated each Transmitter Site, each Tower, each Transmitter Building and Station KEYH under and in accordance with the terms of all applicable regulations in all material respects. Seller (after due inquiry with Artlite) is not, and (to Seller's knowledge) Artlite is not, aware of any complaints regarding the Transmitter Sites, the Towers, the Transmitter Buildings, the antennas, the radio transmitters or the studio facilities. There is no pending or, to the knowledge of Seller (after due inquiry with Artlite) or (to the knowledge of Seller) Artlite, threatened action, event, transaction or proceeding that could interfere with the quiet enjoyment or operation of the Purchased Assets by Seller or Artlite or, on and after the KEYH Closing Date, by Buyer. Buyer will have on and after the KEYH Closing Date reasonable access to each of the Transmitter Sites, and a continuous means of ingress and egress thereto from public roads. The items of Tangible Personal Property are in all material respects in good operating condition for equipment of their age and usage (ordinary wear and tear excepted). The technical equipment, constituting a part of the Tangible Personal Property, has been maintained in accordance with Station KEYH's past practice and is operating and complies in all material respects with all applicable rules and regulations of the FCC and the terms of the KEYH FCC Licenses and Permits. The Purchased Assets include all the personal property and assets, including real estate rights, necessary to conduct the operation of Station KEYH as now conducted. The sale of the Purchased Assets relating to Station KEYH is a sale of the entire operating assets of a business or of a separate division, branch, or identifiable segment of a business within the meaning of Texas Tax Code Section 151.304 and Texas Administrative Code
Section 3.316.

          4.6 Insurance. Seller and Artlite now have in force insurance on the Purchased Assets as set forth in Schedule VI and will continue the present insurance at the present limits in full force and effect up through the KEYH Closing Date.

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

          4.7 Litigation. On or prior to the date of this Agreement, no litigation, action, suit, judgment, proceeding or, to the knowledge of Seller (after due inquiry with Artlite) or (to Seller's knowledge) Artlite, investigation relating to Station KEYH is pending or outstanding before any forum, court, or governmental body, department or agency of any kind to which Seller or Artlite or Station KEYH is a party and, to the knowledge of Seller (after due inquiry with Artlite) or (to Seller's knowledge) Artlite, no such litigation or proceeding is threatened. On or prior to the KEYH Closing Date, no litigation, action, suit, judgment, proceeding or, to the knowledge of Seller (after due inquiry with Artlite) or (to Seller's knowledge) Artlite, investigation relating to Station KEYH (except for such litigation, action, suit, judgment, proceeding or investigation arising directly as a result of Buyer's actions under the AM Local Marketing Agreement) that could reasonably be expected or would reasonably be expected to adversely affect the operation of Station KEYH in accordance with Seller's past operations or could reasonably be expected or would reasonably be expected to prevent a consummation of the transaction contemplated hereby shall be pending or outstanding before any forum, court or governmental body, department or agency of any kind to which Seller or Artlite or Station KEYH is a party, and, to the knowledge of Seller (after due inquiry with Artlite) or (to Seller's knowledge) Artlite, no such litigation or proceeding shall be threatened.

          4.8 Contracts. Seller has delivered to Buyer prior to the KEYH Closing Date true and complete copies of all Contracts (in the case of oral agreements, a written summary of the key terms of such oral Contracts), including without limitation the Assumed Contracts. The Assumed Contracts will be enforceable by Buyer after the consummation of the transaction contemplated hereby in accordance with their respective terms; provided, however, that Seller makes no warranty as to performance by any other party to any Assumed Contracts or as to LBI's ability to collect any payments due or to become due thereunder. Seller has not taken any action that would impair the enforceability of the Assumed Contracts, or omitted to take any action, the omission of which would have such effect. There are no material defaults under any of the Assumed Contracts and the consummation of the transaction contemplated hereby will not cause any defaults under any of the Assumed Contracts.

          4.9 Insolvency. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or (to Seller's knowledge after due inquiry, including with Artlite) Artlite or any of its assets or properties is pending or, to the knowledge of Seller (after due inquiry, including with Artlite) or (to Seller's knowledge) Artlite, threatened.

          4.10 Reports. All material returns, reports and statements currently required to be filed by Seller or Artlite with the Commission or with any other governmental agency have been filed and each such return, report and statement is true, correct and complete in all material respects. Each of Seller and (to Seller's knowledge, after due inquiry, including with Artlite) Artlite has complied in all material respects with the reporting requirements of the Commission and other governmental authorities having jurisdiction over Station KEYH and its operations.

          4.11 No Defaults. Neither the execution, delivery and performance by Seller of this Agreement, the Escrow Agreement, the Holdback Escrow Agreement, the Recipient Agreement, the AM Local Marketing Agreement, and other agreements, documents and instruments being executed by Seller in connection herewith or therewith nor the consummation by Seller of the transaction contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will (i) conflict with the provisions of the Articles of Incorporation or Bylaws of Seller, (ii) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any material contract, mortgage, indenture, agreement, lease, license or other instrument to which Seller is a party or by which it is bound, or by which it may be affected, or result in the creation of any Encumbrance on any of the Purchased Assets, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller or
(iv) violate or constitute a breach of any Assumed Contract or any of the Artlite Documents. The execution, delivery and performance by Seller of this Agreement, the Escrow Agreement, the Holdback Escrow Agreement, the Recipient Agreement, the AM Local Marketing Agreement, and other agreements, documents and instruments being executed by Seller in connection herewith or therewith and the consummation by Seller and (to Seller's knowledge after due inquiry, including with Artlite) Artlite of the transactions contemplated hereby do not require the consent of any third party other than as listed on Schedule III.

          4.12 Disclosures. No covenant, representation or warranty by Seller and no written statement, certificate, appendix or Schedule furnished by Seller pursuant hereto or in connection with the transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not materially misleading.

          4.13 Environmental Compliance. (i) Seller has not, in connection with its business or assets, generated, used, transported, treated, stored, released or disposed of, or has suffered and has permitted no one else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as defined below) in violation of any applicable environmental law; (ii) to the knowledge of Seller or (to Seller's knowledge) Artlite, there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of Seller's business or in any properties within 100 yards of its business which has created or might reasonably be expected to create any material liability under any applicable environmental law or which would require reporting to or notification of any governmental entity; (iii) to the knowledge of Seller or (to Seller's knowledge) Artlite, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility used in connection with its business; and (iv) to the knowledge of Seller or (to Seller's knowledge) Artlite, any Hazardous Substance handled or dealt with in any way in connection with Seller's business has been and is being handled or dealt with in all material respects in compliance with all applicable environmental laws. As used herein, "Hazardous Substance" means substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation of any applicable environmental law intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

          4.14   Intellectual Property.

          4.14.1 Schedule VII contains a true and complete list of all patents and trademarks, service marks, station names, alternative station names, slogans, trade names, logos, jingles, assumed names, fictional business names, copyrights, licenses, permits, authorizations and other similar intellectual property rights and interests applied for, issued to or presently owned or used by Seller or (to Seller's knowledge after due inquiry, including with Artlite) Artlite (other than the name "El Dorado" and programming and its contents used but not owned by Seller) which are material to the operation of Station KEYH, including the call letters "KEYH" and any other call signs (together with the goodwill associated therewith, the "Intellectual Property"). Except as set forth on Schedule VII, on the KEYH Closing Date, Seller will have good and marketable title to all of the Intellectual Property, free and clear of all Encumbrances. Neither Seller nor (to Seller's knowledge after due inquiry, including with Artlite) Artlite have made any registrations or filings in the United States Copyright Office or the United States Patent and Trademark Office nor have Seller or (to Seller's knowledge after due inquiry, including with Artlite) Artlite been issued by the United States Copyright Office or the United States Patent and Trademark Office any intellectual property rights in connection with or related to Station KEYH.

          4.14.2 Except as set forth on Schedule VII, on the KEYH Closing Date, neither Seller nor (to Seller's knowledge) Artlite will have received any notice and Seller (after due inquiry with Artlite) will have no knowledge of Artlite having received notice from any other person or entity pertaining to or challenging the right of Seller or Artlite to use any of the Intellectual Property or any rights thereunder.

          4.14.3 Except as set forth on Schedule VII, neither Seller nor (to Seller's knowledge after due inquiry, including with Artlite) Artlite has violated or infringed any patent, trademark, trade name, jingle, assumed name, fictional business name, copyright, license, permit or other similar intangible property right or interest held by others or any license or permit held by Seller or Artlite in connection with or related to Station KEYH.

          4.14.4 Except as set forth on Schedule VII, (i) neither Seller nor (to Seller's knowledge after due inquiry, including with Artlite) Artlite has granted any license or other rights and neither Seller nor (to Seller's knowledge after due inquiry, including with Artlite) Artlite has any obligations to grant licenses or other rights to any of the Intellectual Property, and (ii) neither Seller nor Artlite has made any claim of any violation or infringement by others of its rights to or in connection with any of the Intellectual Property, and there is no basis for the making of any such claim.

          4.15 Brokers. No agent, broker, investment or commercial banker, person or firm acting on behalf of Seller or (to Seller's knowledge after due inquiry with Artlite) Artlite or under the authority of Seller or (to Seller's knowledge after due inquiry with Artlite) Artlite is or will be entitled to any broker, finder or financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement, other than Houlihan Lokey Howard & Zukin, whose fee shall be paid by Seller.

          4.16 Prepaid Expenses. All prepaid expenses made by Seller for services to be provided to Station KEYH after the KEYH Closing Date under the Assumed Contracts are set forth on Schedule VIII, except for such expenses as are subject to proration under Section 3.6.

          4.17 Sale Proceeds Recipients; Recipient Agreement. Seller and Sale Proceeds Recipients listed on Schedule IX constitute all entities and persons that will receive the proceeds from the sale of the Stations pursuant to this Agreement and/or the AM Asset Purchase Agreement other than those persons or entities that will receive only Transaction and Wind Down Expenses. Upon execution and delivery thereof, (to Seller's knowledge after due inquiry, including with the Sale Proceeds Recipients) the Recipient Agreement will have been duly and validly authorized, executed and delivered by Seller and each Sale Proceeds Recipient signatory thereto and will constitute the legal, valid and binding obligation of Seller and each Sale Proceeds Recipient signatory thereto, enforceable against Seller and such Sale Proceeds Recipient in accordance with and subject to its terms.

                                    ARTICLE V
            REPRESENTATIONS AND WARRANTIES BY BUYER AND LBI HOLDINGS

          LBI Holdings and Buyer represent and warrant to Seller as follows:

          5.1 Status. Each of LBI Holdings, LBI and LBI Sub is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California. LBI Holdings and Buyer each have the requisite corporate power to enter into and complete the transaction contemplated by this Agreement.

          5.2 No Defaults. Other than the consents set forth in Schedule III with respect to Buyer, item (2) of which will have been obtained by the KEYH Closing Date, neither the execution, delivery and performance by LBI Holdings or Buyer of this Agreement, the Escrow Agreement, the Holdback Escrow Agreement, the Recipient Agreement, the AM Local Marketing Agreement, and other agreements, documents and instruments being executed by LBI Holdings or Buyer in connection herewith or therewith nor the consummation by Buyer of the transaction contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will (i) conflict with the provisions of the Articles of Incorporation or Bylaws of LBI Holdings or Buyer, (ii) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any material contract, mortgage, indenture, agreement, lease or other instrument to which LBI Holdings or Buyer is a party or by which it is bound, or by which it may be affected, or result in the creation of any Encumbrance on any of its assets, except for agreements, indentures and instruments related to the financing of the transaction contemplated by this Agreement, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to LBI Holdings or Buyer, or (iv) result in the creation or imposition of any Encumbrance on Station KEYH or the Purchased Assets, except for liens, charges or encumbrances relating to the financing of the transaction contemplated by this Agreement.

          5.3 Authorization. All necessary corporate actions and proceedings to duly approve the execution, delivery and performance of this Agreement, the Escrow Agreement, the Holdback Escrow Agreement, the Recipient Agreement, the AM Local Marketing Agreement and other agreements, documents and instruments being executed by LBI Holdings or Buyer in connection herewith or therewith and the consummation of the transaction contemplated hereby or thereby have been duly and validly taken by LBI Holdings and Buyer, and each of this Agreement, the Escrow Agreement, the Holdback Escrow Agreement, the Recipient Agreement, the AM Local Marketing Agreement and other agreements, documents and instruments being executed by LBI Holdings or Buyer in connection herewith or therewith has been duly and validly authorized, executed and delivered by LBI Holdings and Buyer and constitutes the legal, valid and binding obligation of LBI Holdings and Buyer, enforceable against LBI Holdings and Buyer in accordance with and subject to their respective terms.

          5.4 Brokers. No agent, broker, investment or commercial banker, person or firm acting on behalf of LBI Holdings or Buyer or under the authority of LBI Holdings or Buyer is or will be entitled to any broker, finder or financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement, other than Kalil & Co., Inc., whose fee shall be paid by Buyer.

          5.5 Qualification as a Broadcast Licensee. Excluding all facts arising from changes between the date hereof and the KEYH Closing Date to the radio broadcasting industry generally and any modification during such period of the FCC rules, regulations or policies affecting all members of the class of holders of FCC licenses to which Buyer would belong as the holder of KEYH FCC Licenses or to which Buyer belongs as the holder of its existing FCC licenses, as of the date of this Agreement and as of the KEYH Closing Date, no fact exists that would as of the date hereof and as of the KEYH Closing Date, under the Communications Act, disqualify Buyer as owner, operator and licensee of Station KEYH. Excluding all requests arising from changes between the date hereof and the KEYH Closing Date to the radio broadcasting industry generally and any modification during such period of the FCC rules, regulations or policies affecting all members of the class of holders of FCC licenses to which Buyer would belong as the holder of the KEYH FCC Licenses or to which Buyer belongs as the holder of its existing FCC licenses, no request for any waiver under the Communications Act is necessary in order for LBI Holdings or Buyer to obtain a grant of the KEYH Assignment Application or to consummate the transactions contemplated hereby.

          5.6 Litigation. There are no suits, legal proceedings or investigations of any nature pending or, to the knowledge of LBI Holdings or Buyer, threatened against or affecting it that would affect the ability of LBI Holdings or Buyer to carry out the transaction contemplated by this Agreement.

          5.7 Approvals and Consents. To knowledge of LBI Holdings or Buyer, the only approvals or consents of persons or entities not a party to this Agreement that are legally or contractually required to be obtained by LBI Holdings or Buyer in connection with the consummation of the transaction contemplated by this Agreement are identified on Schedule III.

                                   ARTICLE VI
                               COVENANTS OF SELLER

          6.1 Affirmative Covenants of Seller. Between the date hereof and the KEYH Closing Date, except as disclosed in this Agreement:

          6.1.1 Maintenance. Seller will continue to operate, and will cause Artlite to continue to operate, Station KEYH in substantial conformity with past practices, and in conformity with the KEYH FCC Licenses and the Communications Act.

          6.1.2 Preserve Relations. Seller will use its commercially reasonable efforts (such standard being determined as if Seller intended to continue operation of the Stations for at least ten years from the date of determination) to preserve the businesses of Station KEYH and, where commercially reasonable (such standard being determined as if Seller intended to continue operation of Station KEYH for at least ten years from the date of determination), the good relations with the third parties (including but not limited to lessors, advertisers, clients and service providers) under all Assumed Contracts, with owners of property adjacent to or in the area of the Transmitter Sites, the Transmitter Buildings, the Towers, and with advertisers, service providers, municipalities and Artlite and its affiliates.

          6.1.3 Reasonable Access. In addition to the rights of Buyer under the AM Local Marketing Agreement, following reasonable advance notification, Seller will provide Buyer and representatives of Buyer with reasonable access to the employees and the properties, titles, contracts, books, files, logs, records and affairs of Station KEYH, and Seller will furnish or will cause to be furnished such additional information concerning Station KEYH as Buyer may from time to time reasonably request. Seller agrees that a request by Buyer at least three business days prior to a visit by personnel of Buyer to Station KEYH during such Station's normal business hours shall constitute reasonable advance notification and shall make best efforts to make available the documents and the personnel Buyer indicates that its personnel would like to see during such visit. Buyer will maintain the confidentiality of all such information in accordance with the terms of confidentiality previously agreed to between EDC and Liberman Broadcasting, Inc. pursuant to Section 9 of the Letter of Intent as replaced by Exhibit J hereto. Buyer shall have the right to make offers of employment beginning as of the date hereof to such employees of Seller as Buyer may identify in its sole and absolute discretion without liability to Seller. Without limiting the generality of the foregoing, Seller will promptly (and in any event within two business days) deliver to Buyer any information requested by Buyer (if applicable, for specified time periods requested by Buyer) that is within the scope of information described in Schedule X annexed hereto and that is then available (or should reasonably be available) to Seller. A copy of the information so requested by Buyer shall be delivered to Buyer and a copy of such information shall also remain at the office of Seller (at the address set forth in Section 11.1) at all times. Seller shall update in its records the information described in
          Schedule X on a timely basis in accordance with its past practices. Buyer may request such information as often as it chooses. Seller shall comply with the provisions of the last paragraph of Schedule X.

          6.1.4 Obtain Consents. Seller will use its best efforts and will use its best efforts to cause Artlite, to procure the Required Consents.

          6.1.5 Books and Records. Seller will maintain the books and records of Station KEYH consistent with past practices.

          6.1.6 Insurance. Seller will maintain, and will be responsible and bear the risk for Artlite maintaining, in force the existing insurance policies identified on Schedule VI or reasonably equivalent policies. Seller will use, and will be responsible and bear the risk for Artlite using, the proceeds of any claims for loss payable under such insurance policies to repair, replace, or restore any of the Purchased Assets destroyed by fire and other casualties to their former condition as soon as possible after the loss.

          6.1.7 Notification. Seller will promptly upon Seller's learning of the same notify Buyer of any order to show cause, notice of violation, notice of apparent liability or of forfeiture or the filing or written threat of filing of any complaint against Station KEYH or against Seller or Artlite in connection with Station KEYH, occurring between the date hereof and the KEYH Closing Date, and respond to any action, order, notice or written complaints, and implement procedures to ensure that the complaints or violations will not recur. Without limiting the generality of the foregoing, Seller will also promptly upon Seller's learning of the same notify Buyer of any complaint being made against Station KEYH relating to its Tower, Transmitter Site, Transmitter Building or Seller's or Artlite's operation of such Station (including, without limitation, any complaint related to the signals broadcast or otherwise transmitted from such Tower, either by Seller or Artlite or by any person subleasing a portion of such Tower but not including complaints relating to the programming or content of Station KEYH, such complaints which are subject to the first sentence of this section). Without limiting the generality of the foregoing, Seller will promptly (and in any event within three business days) upon Seller's obtaining knowledge of the same notify Buyer of (i) any termination of sales orders or threats of termination in either case by any advertiser whose orders total more than $2,000 per month or by Seller or (ii) the ceasing of employment of any employee of Station KEYH who is either an account executive or earns more than $30,000 per year.

          6.1.8 Contracts. Seller will provide a copy of any Contract that involves more than $2,000 per month or with any service provider or advertiser it enters into prior to KEYH Closing Date (or a written description of such Contract, if oral) within five business days of entering into such Contract and in any event prior to the KEYH Closing Date. Seller will not enter into any Contract after the execution of the AM Local Marketing Agreement without prior written consent of Buyer, which consent shall not be unreasonably withheld.

          6.1.9 Transition Assistance. Seller will use best efforts (without incurring unreasonable costs) to (and will use reasonable efforts to cause Artlite to) assist Buyer in transitioning third party provided services such as utilities, phone service, etc. and in transitioning advertisers.

          6.1.10 Assistance in Transfer of Records and Data. Seller will fully cooperate with Buyer and make such advance preparations (including making copies in advance, collecting paperwork, coordinating information about computer systems and configurations) as are necessary so that Seller can deliver, and Seller shall deliver, the data and records required to be delivered under Section 2.1.4 to Buyer (including the transfer of data from Seller's computer systems to Buyer's computer systems) on or prior to the fifteenth business day prior to the Effective Date with title to such data and records transferring to Buyer only on the KEYH Closing Date; provided, however, that if after Seller's commercially reasonable efforts an electronic transfer is not possible, the same data may be transferred by Seller by manual input on or prior to the tenth business day prior to the Effective Date, with costs of such manual input to be shared between Buyer and Seller. Such data and records shall be updated on a daily basis until the Effective Date.

          6.2 Negative Covenants of Seller. From the date hereof through consummation of the transaction contemplated hereby on the KEYH Closing Date, except as contemplated by this Agreement, Seller will not, and will cause Artlite not to, without the prior written consent of Buyer:

          6.2.1 Encumbrances. Create or assume any Encumbrance on any of the Purchased Assets, whether now owned or hereafter acquired, unless discharged or terminated and fully released prior to the KEYH Closing Date;

          6.2.2 Transfers. Sell, assign, lease or otherwise transfer or dispose of any of the Purchased Assets, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business;

          6.2.3 Call Letters. Change Station KEYH's call letters or modify Station KEYH's facilities in any material respect;

          6.2.4 Change in Format or Business; Change Station KEYH's format (including but not limited to genre of music, demographic or language) or otherwise materially change Station KEYH's business model or advertising sales strategy; provided, however, that nothing in this
          Section 6.2.4 is intended to constitute an impermissible abrogation of a licensee's responsibilities under the Communications Act to maintain control of the operation of Station KEYH; provided, further, that actions taken by Buyer pursuant to and in compliance with the AM Local Marketing Agreement shall not constitute violations of this Section 6.2.4.

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

          6.2.5 Modification of Contracts. Amend or terminate any of the Assumed Contracts (or waive any substantial right thereunder) or any advertising contracts that involves more than $2,000 per month;

          6.2.6 Rights. Cancel or compromise any claim or waive or release any right of Seller or Artlite relating to the Purchased Assets, except in the ordinary course of business consistent with past practice;

          6.2.7 KEYH FCC Licenses and Permits. Cause or permit, by any act or failure on its part, the KEYH FCC Licenses or Permits to expire or to be surrendered or modified (unless Buyer has provided prior written consent with respect to such modification, which consent shall not be withheld unreasonably in the case of modifications required pursuant to a casualty event), or take any action which would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or adverse modification of any of the KEYH FCC Licenses or Permits, or fail to prosecute with due diligence any pending applications to any governmental authority in connection with the operation of Station KEYH, or take any other action within Seller's or Artlite's control which would result in Station KEYH being in non-compliance with the requirements of the Communications Act or any other applicable law material to the operation of Station KEYH; or

          6.2.8 No Inconsistent Action. Take any other action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

          7.1   Purchase of Station KEYH; Inquiry and Maintenance of Station
KEYH

          7.1.1 Exercise Purchase Right of Station KEYH. EDC has exercised its right to purchase Station KEYH set forth in Section II A of the KEYH Extension Agreement in compliance with the terms set forth therein and Seller has delivered to LBI Holdings written evidence of such exercise as set forth in Exhibit E.

          7.1.2 Artlite Documents. Seller will exercise and enforce all its rights and will protect its interests under and will not waive any of its rights under the Artlite Documents. If Buyer reasonably requests additional documents or agreements from Artlite or its affiliates other than the Artlite Documents or any other documents relating to Artlite required hereunder, Seller shall use its best efforts (without incurring unreasonable costs) to obtain them. Seller shall use its best efforts to cause Artlite to update registrations of the Towers with the FCC to reflect LBI Sub as the owner of the Towers following the KEYH Closing Date.

          7.1.3 Due Inquiry. Seller will regularly and no less frequently than every two weeks from the date of this Agreement to the KEYH Closing Date and

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

          immediately prior to the KEYH Closing Date inquire (by fax or other written document) as to whether Artlite has any knowledge of any facts that would require disclosure if Seller had knowledge of such fact under this Agreement, including Sections 4.3.1, 4.3.2, 4.3.3, 4.3.4, 4.3.5, 4.4, 4.5, 4.7, 4.9, 4.10, 4.11, 4.13, 4.14, 4.15, 4.17, 4.18
          and 6.1.7 and 9.1.10. Seller will request Artlite to immediately inform Seller of any such facts and Seller will immediately inform Buyer of any such facts.

          7.2   Application for Commission Consent; Other Consents; Pre-Closing.

          7.2.1 FCC Consent; Compliance with Schedule II. Buyer and Seller agree to proceed as expeditiously as practical, and in no event later than fifteen business days after the execution hereof by Buyer and Seller, to file or cause to be filed, and amend or cause to be amended, as the case may be, the KEYH Assignment Application requesting FCC consent to the transaction contemplated by this Agreement. The Parties agree that the KEYH Assignment Application will be prosecuted in good faith and with due diligence, including filing and cooperating with all requests of the Commission. The Parties acknowledge that this Agreement will have to be filed with the FCC. The Parties further acknowledge that the KEYH Assignment Application may have to be amended from time to time prior to the date it is granted to reflect any changes resulting from Buyer's financing and related arrangements. To the extent that actions must be taken by Artlite in order to accomplish the foregoing, Seller shall be responsible for causing Artlite to take such actions, at no expense to Buyer. In the event that the Commission informs Seller or Buyer that it would be necessary to obtain the Commission's consent to the assignment of the KEYH FCC Licenses to Seller prior to the filing of an assignment application to assign such KEYH FCC Licenses to LBI Sub, the parties shall amend or, if necessary, refile the KEYH Assignment Application so as to provide for the assignment of the KEYH FCC Licenses directly from Artlite to LBI Sub and, in conjunction therewith, Seller shall cause Artlite to execute an agreement with LBI Sub, in form and substance acceptable to Buyer in its sole discretion and without in any way diminishing Seller's obligations to Buyer hereunder, which agreement shall provide for the assignment of the KEYH FCC Licenses in respect of Station KEYH to LBI Sub on the KEYH Closing Date subject to the satisfaction of the conditions to Buyer's obligations hereunder. Seller shall comply with the requirements set forth in Sections A and B of Schedule II.

          7.2.2 Other Governmental Consents. Promptly, but not later than ten business days following the filing of the KEYH Assignment Application, the Parties will proceed to prepare and file with all other appropriate governmental authorities (if any), such other requests for approval or waiver as may be required from such governmental authorities to permit the transfer of the KEYH FCC Licenses, Permits and the Purchased Assets, or as otherwise required in connection with the transaction contemplated hereby and will jointly, diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers; Seller further agrees that promptly but no later than ten business days following the filing of the KEYH Assignment Application, Seller will proceed to prepare and file with all other appropriate governmental authorities (if any), such other requests for approval or waiver as may be required from such governmental authorities to permit the transfer of the KEYH FCC Licenses, Permits and the Purchased Assets from Artlite to Seller and Seller will diligently and expeditiously prosecute such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. To the extent that actions must be taken by Artlite in order to accomplish the foregoing, Seller shall be responsible for causing Artlite to take such actions, at no expense to Buyer. The Parties hereby acknowledge that no filings will be required under the HSRA because both the Purchase Price and the fair market value of the Purchased Assets and Assumed Contracts, together with the Purchased Assets and Assumed Contracts under the FM Asset Purchase Agreement, are less than $50,000,000.

          7.2.3 Control of the Station KEYH. This Agreement shall not be consummated until after the KEYH Closing Date. Prior to the KEYH Closing Date, Artlite shall continue to control the operation of Station KEYH with Buyer's interest in Station KEYH being limited to its rights under this Agreement, the KEYH Assignment Application and the AM Local Marketing Agreement.

          7.2.4 Preclosing. Buyer and Seller agree to hold a pre-closing (delivering to their respective counsel all closing documents to which they are a party) on a mutually agreeable date no later than at least 3 business days prior to the scheduled KEYH Closing Date.

          7.2.5 Rescission. As Buyer has the option to close the transactions contemplated by this Agreement prior to the KEYH Final Grant Day, if prior to such time the Initial Grant is reversed or otherwise set aside pursuant to a final order of the FCC or the final, unappealable order of a court of competent jurisdiction, then the parties shall comply with such order in a manner that otherwise complies with applicable law and returns the parties to the status quo ante in all material respects, including the return of the Purchase Price to Buyer and the return of Station KEYH to Seller (it being understood that in such event Seller may, within the lesser of thirty (30) days or such shorter time as is available to allow the Parties to comply with the final order, designate one or more third parties, each of whom is qualified, in Seller's reasonable belief, to hold the KEYH FCC Licenses in accordance with the FCC rules, as the assignees of Station
          KEYH). In the event a third party challenges the KEYH Assignment Application, whether prior to or following Initial Grant, the Parties shall cooperate to rebut such challenge and, in the event that the Initial Grant is set aside as a result of such challenge, the parties shall exhaust all administrative and judicial appeals to protect the Initial Grant and have it become a final, unappealable grant at all times prior to the date on which a Party terminates this Agreement pursuant to Section 7.3 or 7.4.

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

          7.3 Mutual Right to Terminate. Subject to the provisions of Section 7.6.2, if the purchase and sale transaction contemplated by the AM Asset Purchase Agreement has not occurred on or before the first anniversary of the date of this Agreement (or if the effective period of FCC's consent is extended as described in Section 7.6.2 for a certain number of days due to any damage or event that prevents broadcast transmissions of Station KEYH, then the date which occurs that many days (but not exceeding in any event 120 days) after the first anniversary of the date of this Agreement), either Buyer or Seller, if such Party is not materially in default hereunder in a manner which has delayed the occurrence of the purchase and sale transaction contemplated by the AM Asset Purchase Agreement, may terminate this Agreement upon five days' written notice to the other Party; provided, however, that subsequent to the consummation of the transactions contemplated by the FM Asset Purchase Agreement pursuant to an FM Only Closing, the date upon which this Agreement may be terminated pursuant to this Section 7.3 shall be extended an additional twelve months.

          7.4 Buyer's Right to Terminate. Buyer, at its option, may terminate this Agreement, so long as Buyer is not then in material default under or material breach of this Agreement, upon the happening of any of the following events:

          7.4.1 (i) The KEYH FCC Licenses or other Permits are modified as a result of any action initiated by Seller without the consent of Buyer, whose consent shall not be unreasonably withheld if such modification is required pursuant to a casualty event, or (ii) the KEYH FCC Licenses or other Permits are unilaterally modified by the FCC and such modification results in an adverse change in Buyer's ability to operate Station KEYH in a manner consistent with Seller's past operations thereof, or (iii) the terms of the KEYH FCC Licenses or other Permits are substantially modified resulting in an adverse change in Buyer's ability to operate Station KEYH in a manner consistent with Seller's past operations thereof; provided, however, that Sections 7.4.1(ii) and 7.4.1(iii) shall not apply if such modification is a result of a modification of FCC rules, regulations or policies affecting all members of the class of holders of FCC licenses to which Seller or Artlite belongs as the holder of the KEYH FCC Licenses;

          7.4.2 The KEYH Assignment Application is designated for a hearing before an administrative law judge;

          7.4.3 The FCC institutes revocation of license proceedings against Station KEYH; or

          7.4.4 Seller is in material breach of this Agreement ten business days after notice of breach and has not commenced and continued to prosecute diligently a cure therefor or such breach is or becomes incurable;

          7.4.5 The FM Asset Purchase Agreement has been terminated; or

          7.4.6 The transactions contemplated by the FM Asset Purchase Agreement have been consummated and the KEYH Local Marketing Agreement or the AM Local Marketing Agreement are no longer in full force and effect (unless such failure to

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

          be in full force and effect with respect to the AM Local Marketing Agreement is due to a breach by LBI Holdings or Buyer under the AM Local Marketing Agreement).

          7.4.7 The transactions contemplated by the FM Asset Purchase Agreement have been consummated and the transactions contemplated by the AM Asset Purchase Agreement have failed to be consummated concurrently therewith for reasons other than (a) Buyer's material breach of any representations, warranties or covenants under this Agreement in any respect, (b) Seller's failure to cause Artlite to perform the actions that Seller has agreed to cause Artlite to perform under Section 7.2.1 or 7.2.2, (c) Seller's failure to prohibit Artlite from taking certain actions that Seller has agreed to cause Artlite not to take under
          Section 6.2, (d) Seller's failure to deliver one or more items required to be delivered under Section 9.1 solely due to the failure by Artlite or any of its affiliates to perform the necessary actions to cause such delivery or (e) breach of the representations and warranties set forth in Article IV solely due to or solely relating to Artlite.

          7.5 Seller's Right to Terminate. Seller, at its option, may terminate this Agreement, so long as Seller is not then in material default under or material breach of this Agreement, upon the happening of any of the following events:

          7.5.1 The KEYH Assignment Application is designated for a hearing before an administrative law judge unless the KEYH Assignment Application is so designated as a result of any action taken by either Artlite or Seller; or

          7.5.2 Buyer is in material breach of this Agreement ten business days after notice of breach and has not commenced and continued to prosecute diligently a cure therefor or such breach is or becomes incurable.

          7.6   Risk of Loss.

          7.6.1 The risk of loss and damage, whether by force majeure or for any other reason, to the Purchased Assets or the operation of Station KEYH between the date of this Agreement and the KEYH Closing Date will be on Seller. Seller shall take all reasonable steps (including the exercise and enforcement of all rights under the Artlite Documents) to repair, replace and restore the Purchased Assets as soon as possible after any loss or damage, it being understood and agreed that all insurance proceeds with respect thereto ("Proceeds") will be applied to or reserved for such replacement, restoration or repair, but that Seller and Artlite will have no obligation to repair, replace or restore in excess of the Proceeds (plus any applicable deductible payment). In instances where the loss and damage to the Purchased Assets, together with any loss or damage to the Purchased Assets as defined in the FM Asset Purchase Agreement, is less than $1,500,000 in the aggregate (or, if the loss or damage is to the tower used in the operation of the Station KQQK, then $2,500,000 in the aggregate) in Buyer's reasonable estimation, Buyer's sole remedy if Seller elects not to (or does not cause Artlite to or causes Artlite not to) fully repair, replace or restore will be to close in

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

          accordance with Section 7.6.3 below. In instances where the loss and damage to the Purchased Assets, together with any loss or damage to the Purchased Assets as defined in the FM Asset Purchase Agreement, is equal to or greater than $1,500,000 (net of insurance proceeds to the extent received and applied to repair, replace or restore the damaged Purchased Assets or the Purchased Assets as defined in the FM Asset Purchase Agreement), in the aggregate (or, if the loss or damage is to the tower used in the operation of the Station KQQK, then $2,500,000 (net of insurance proceeds to the extent received and applied) in the aggregate), in Buyer's reasonable estimation, Buyer's sole remedies if Seller elects not to (or does not cause Artlite to or causes Artlite not to) fully repair, replace or restore will be (i) to terminate both this Agreement and, prior to an FM Only Closing, the FM Asset Purchase Agreement, in which case the Escrow Deposit will be delivered to LBI Holdings, or (ii) to close in accordance with Section 7.6.3 below.

          7.6.2 In the event of any damage or event that prevents broadcast transmissions of Station KEYH in the normal and usual manner and substantially in accordance with the KEYH FCC Licenses (other than scheduled ordinary course maintenance), Seller will give prompt notice thereof to Buyer and Buyer, in addition to its other rights and remedies, will have the right to postpone the KEYH Closing Date until transmission in accordance with the KEYH FCC Licenses has been resumed. The postponed KEYH Closing Date will be any date within the effective period of the FCC's consent to assignment of the KEYH FCC Licenses to LBI Sub as Buyer may designate by not less than five business days' prior written notice to Seller. During the period of postponement, Seller shall use its best efforts to resume broadcast transmissions. In the event transmission in accordance with the KEYH FCC Licenses cannot be resumed within the effective period of the FCC's consent to assignment of the KEYH FCC Licenses to LBI Sub, the Parties will join in (and to the extent Artlite's cooperation is desirable or necessary, Seller will be responsible, at its expense, for causing Artlite to join in) an application or applications requesting the FCC to extend the effective period of its consent for one or more periods not to exceed 120 days in the aggregate. If transmission in accordance with the KEYH FCC Licenses has not been resumed so that the KEYH Closing Date does not occur within such extended period, or any agreed extension thereof, Buyer will have the right, by giving written notice to Seller within five business days after the expiration of such 120-day period, or any agreed extension thereof, to terminate this Agreement and, prior to an FM Only Closing, the FM Asset Purchase Agreement forthwith without any further obligation, in which case the Escrow Deposit will be delivered to LBI Holdings. In the event transmission is not in accordance with the KEYH FCC Licenses but substantially in accordance with the KEYH FCC Licenses, Buyer agrees to negotiate in good faith with Seller for no more than twenty business days prior to exercising its rights under this Section (which negotiation shall not result in an extension of the 120 day period).

          7.6.3 If any loss of or damage to the Purchased Assets (including but not limited to any Tower or any Transmitter Building) occurs prior to the KEYH Closing

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

          Date and full repair, replacement or restoration of all Purchased Assets has not been made on or before the KEYH Closing Date (as the KEYH Closing Date may be extended as provided in Section 7.6.2), or the cost thereof is greater than the Proceeds (plus any applicable deductible), then Buyer will be entitled, but not obligated (except in the instances described in the second to the last sentence in Section 7.6.1), to accept the Purchased Assets in their then-current condition and will receive an abatement or reduction in the Purchase Price in an amount equal to the difference between the amount necessary to fully repair or replace the damaged Purchased Assets and the amount of the unused Proceeds, in which case Buyer will be entitled to all the unused Proceeds and payment of the deductible amount. If Buyer elects to accept (or, in the instance described in the second to the last sentence in Section 7.6.1, Buyer accepts) damaged Purchased Assets at a reduced Purchase Price, the Parties agree to cooperate in determining the amount of the reduction to the Purchase Price in accordance with the provisions hereof.

          7.7   Transfer Taxes and FCC Filings; Expenses; Bulk Sales.

          7.7.1 Transfer Taxes; FCC Filings. All federal, state or local taxes based on excise, sales or use taxes or similar taxes or costs imposed on or in connection with the sale, purchase or transfer of the Purchased Assets and assumption of the Assumed Contracts by Buyer pursuant hereto will be borne one-half by Buyer and one-half by Seller; provided, however, if the representation by Seller made pursuant to the last sentence of Section 4.5 should be false, all such taxes payable by Buyer shall be considered a loss resulting from breach of such representation by Seller and be subject to indemnification pursuant to Article X. All FCC filing fees relating to the KEYH Assignment Application will be shared equally by Buyer and Seller; provided, further, that to the extent that such filing fees are increased as a result of the need to assign any assets or KEYH FCC Licenses or Permits from Artlite to Seller, Buyer will bear no such portion of such increased costs. Buyer shall be responsible for the payment of the filing fees in connection with the filing (if any) required under the HSRA.

          7.7.2 Expenses. Except as otherwise provided herein, Buyer and Seller shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and consummation of the transaction contemplated hereby, including but not limited to the fees, expenses and disbursements of its accountants and counsel. Buyer shall have no responsibility for any fees or expenses incurred by Artlite in connection with the transactions contemplated by this Agreement or the Artlite Documents.

          7.7.3 Compliance With Bulk Sales Laws. If applicable, any loss, liability, obligation or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales laws applicable to the transfer of the Purchased Assets as contemplated by this Agreement will be borne one-half by Buyer and one-half by Seller.

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

          7.8 Termination of KEYH Local Marketing Agreement. Seller acknowledges that as of the KEYH Closing Date it will no longer have any rights under the KEYH Local Marketing Agreement with respect to Station KEYH and that Buyer shall not assume any obligations to Seller or Artlite thereunder.

          7.9 Invoices. If advertisers whose advertisements air on Station KEYH on or after the Effective Date make payments prior to, on or after the consummation of the transactions contemplated by this Agreement to Seller rather than to Buyer with respect to such advertisements, Seller shall hold such amounts in trust for Buyer, shall promptly notify Buyer of the receipt of such funds and shall forward such amounts to Buyer within five business days. If advertisers whose advertisements aired on Station KEYH prior to the Effective Date make payments prior to, on or after the consummation of the transactions contemplated by this Agreement to Buyer rather than to Seller with respect to such pre-Effective Date advertisements, Buyer shall hold such amounts in trust for Sellers, shall promptly notify Sellers of the receipt of such funds and shall forward such amounts to Sellers within five business days.

          7.10 Determination of KEYH Closing Date. The KEYH Closing Date shall be 5:00 p.m. CST on the 5th business day following the KEYH Final Grant Day or such other time as is mutually agreed to in writing by the Parties; provided, however, that (i) at Buyer's election, the KEYH Closing Date shall be deemed not to have occurred if the purchase and sale transaction under the FM Asset Purchase Agreement has not theretofore been consummated and (ii) at Buyer's election, Buyer may cause the KEYH Closing Date to occur prior to the KEYH Final Grant Day so long as the Initial Grant has occurred. Buyer shall in the case of clause (ii) above choose a date no earlier than 5:00 p.m. on the 5th business day following notice of such determination to Seller; provided, however, that Buyer may revoke such determination at any time prior to the consummation of the transactions contemplated hereby with respect to Station KEYH, in which case, the KEYH Closing Date shall be determined pursuant to the remainder of this
Section 7.10.

          7.11 Mutual Releases. If this Agreement terminates after an FM Only Closing and the transactions contemplated by this Agreement, including but not limited to transfer of the KEYH FCC Licenses and Permits to LBI License Sub and the transfer of the Purchased Assets to LBI Sub, have not occurred, then the Escrow Deposit shall be delivered to LBI Holdings and Buyer and Seller will execute mutual releases with respect to this Agreement in form and substance reasonably satisfactory to the Parties.

          7.12 Artlite. Seller shall and shall cause Artlite to ratify the Artlite Documents to the extent that such documents were entered into at a time that the Artlite Entity which was a party to such a document was a corporation with "forfeited existence" or were entered into using an incorrect corporate name. Seller shall make best efforts to correct and cause Artlite to correct any name discrepancies in filings with the FCC by Artlite or Seller and to have Artlite's name properly recorded in the FCC database (and shall cause Artlite to send one or more letters to the FCC in form and substance reasonably satisfactory to Buyer with respect to such name discrepancy).

          7.13 Recipient Agreement. Seller shall use its best efforts to cause all Sales Proceeds Recipients to promptly after the date hereof execute and deliver the Recipient Agreement.

          7.14 Auxiliary License Application. At the request of Buyer, Seller shall use its best efforts to cause Artlite to file such documents with the FCC as are necessary to transfer the location of the license for Aural Studio Transmitter Link WLG401 to a location designated by Buyer.

          7.15 Further Estoppel Certificate. Seller shall use its best efforts to obtain the lessor estoppel certificate in the form attached to this Agreement as Exhibit F together with such changes as may reasonably be negotiated by the Parties with respect to each lease (including confirmation that each lease is in full force and effect and no defaults exist thereunder and confirmation of the terms of each lease).

                                  ARTICLE VIII
                               CLOSING CONDITIONS

          8.1 Conditions Precedent to Buyer's Obligations. The obligation of Buyer to consummate the transaction contemplated hereby is subject to the fulfillment prior to and as of the consummation of the transaction contemplated hereby on the KEYH Closing Date of each of the following conditions, each of which may be waived (but only by an express written waiver) in the sole discretion of Buyer:

          8.1.1 Commission Approval. The definition of KEYH Closing Date shall have been satisfied.

          8.1.2 Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the KEYH Closing Date as if made on the KEYH Closing Date except as specifically contemplated by this Agreement (it being understood and agreed by the Parties hereto that for purposes of this Section 8.1.2, that the representations and warranties of Seller contained in this Agreement or in any certificates delivered pursuant hereto shall mean such representations and warranties of Seller after disregarding all knowledge qualifications of Seller contained in such representations and warranties that are in parenthetical (including without limitation such knowledge qualifications in Sections 4.3.1, 4.3.2, 4.3.3, 4.3.4, 4.3.5, 4.4, 4.5, 4.7, 4.9, 4.10, 4.11, 4.13, 4.14, 4.15, 4.17, 4.18
          and 9.1.10) and that such representations and warranties shall not be qualified in any respect by such knowledge qualifications that are in parenthetical).

          8.1.3 Performance. Seller shall have performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the KEYH Closing Date.

          8.1.4 FCC Licenses. Artlite shall be the holder of the KEYH FCC Licenses. There shall not have been any modification of any of the KEYH FCC Licenses

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

          (excluding any modification of FCC rules, regulations or policies affecting all members of the class of holders of FCC licenses to which Seller or Artlite belongs as the holder of the KEYH FCC Licenses) that affects Buyer's ability to conduct the operation of Station KEYH after the KEYH Closing Date in accordance with Seller's past operations or that otherwise has or is reasonably likely to have a material, adverse effect on Station KEYH. No proceeding shall be pending, the effect of which would be to revoke, cancel, fail to renew, suspend, impair or modify adversely any of the KEYH FCC Licenses specifically.

          8.1.5 Consents. All Required Consents shall have been obtained and delivered to Buyer. Such Required Consents shall include, without limitation, (i) executed consents and releases substantially in the form of Exhibit H annexed hereto from the creditors of Seller or Artlite set forth on Schedule III consenting to the transaction contemplated hereby and releasing their Encumbrances relating to the Purchased Assets (together with executed UCC termination statements, amendments to UCC financing statements and other documents and instruments implementing such release) and (ii) other Required Consents in form and substance reasonably satisfactory to Buyer. In addition, the lessors under the leases for the Transmitter Sites shall have executed and delivered to Buyer estoppels in substantially the form of the document described in clause (12) of the Artlite Documents and presented prior to the date hereof to Buyer.

          8.1.6 Litigation and Insolvency. Except for matters affecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding, complaint or investigation shall be pending or outstanding before any forum, court, or governmental body, department or agency of any kind, relating to the operation of Station KEYH or which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement, or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement; provided that if there is pending any litigation relating to Station -------- KEYH that could not reasonably be expected to or would not reasonably be expected to adversely affect the operation of Station KEYH in accordance with Seller's past operations or that could not reasonably be expected to or would not reasonably be expected to prevent a consummation of the transactions contemplated hereby, then the existence of such litigation shall not be considered as the failure of a condition to Buyer's obligation to close if its lenders agree to fund the loans that enable the consummation of the transactions contemplated hereby despite the existence of such litigation (and LBI Holdings, Buyer and Seller shall cooperate to seek to convince such lenders (but shall not be obligated to mislead such lenders in any way) to fund such loans despite the existence of such litigation). No insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, Artlite or any of their respective assets or properties (other than the stock of its subsidiaries (other than any subsidiary that is a Seller hereunder)), shall be pending, and neither Seller nor

          Artlite shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

          8.1.7 Artlite. Seller shall have delivered to LBI Holdings and Buyer evidence in form and substance reasonably satisfactory to LBI Holdings and Buyer and their counsel that each of Artlite and the other Artlite Entities is a corporation validly existing and in good standing under the laws of the State of Texas and that it is no longer a corporation with "forfeited existence".

          8.1.8 Termination of KEYH Local Marketing Agreement. The KEYH Local Marketing Agreement shall have terminated and neither Seller nor Artlite shall have any rights with regards to the Purchased Assets or Station KEYH (it being understood that lessors under the applicable leases will continue to be the lessors thereunder).

          8.1.9 Recipient Agreement. No parties to the Sale Proceeds Recipients (other than LBI Holdings and Buyer) shall be in breach of the Recipient Agreement.

          8.1.10 Simultaneous Closing or FM Only Closing. The FM Only Closing shall have previously occurred or the consummation of the purchase and sale transactions contemplated hereunder shall occur as part of a Simultaneous Closing.

          8.1.11 Satisfaction of Schedule II. The requirement in Section B of
          Schedule II shall be satisfied.

          8.2 Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment prior to and as of the consummation of the transaction contemplated hereby on the KEYH Closing Date of each of the following conditions, each of which may be waived (but only by an express written waiver) in the sole discretion of Seller:

          8.2.1 Commission Approval. The condition set forth in Section 8.1.1 shall have been satisfied.

          8.2.2 Representations and Warranties. All representations and warranties of LBI Holdings and Buyer contained in this Agreement shall be true and correct in all material respects at and as of the KEYH Closing Date as if made on the KEYH Closing Date, except as specifically contemplated by this Agreement.

          8.2.3 Performance. LBI Holdings and Buyer shall each have performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and at the KEYH Closing Date.

          8.2.4 Litigation and Insolvency. Except for matters affecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding, complaint or investigation shall be pending or outstanding before any forum, court or governmental body, department or agency of any kind which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement; provided that if there is pending any litigation relating to Station KEYH that could not reasonably be expected to or would not reasonably be expected to adversely affect the operation of Station KEYH in accordance with Seller's past operations or that could not reasonably be expected to or would not reasonably be expected to prevent a consummation of the transactions contemplated hereby then the existence of such litigation shall not be considered as the failure of a condition to Seller's obligation to close if Buyer's lenders agree to fund the loans that enable the consummation of the transactions contemplated hereby despite the existence of such litigation (and LBI Holdings, Buyer and Seller shall cooperate to seek to convince such lenders (but shall not be obligated to mislead such lenders in any way) to fund such loans despite the existence of such litigation). No insolvency proceedings of any character including, without limitation, reorganization, receivership, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer or any of its assets or properties shall be pending, and Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

          8.2.5 Simultaneous Closing or FM Only Closing. The FM Only Closing shall have previously occurred or the consummation of the purchase and sale transactions contemplated hereunder shall occur as part of a Simultaneous Closing.

                                   ARTICLE IX
                      ITEMS TO BE DELIVERED AT THE CLOSING

          9.1 Seller's Performance At Closing. On the KEYH Closing Date, at the Closing Place (i) Seller shall have executed and delivered (or shall have caused Artlite through Seller, as the case may be, to execute and deliver) the assignments relating to the KEYH FCC Licenses and the Permits and all applications therefor, together with any renewals, extensions, additions or modifications thereof, (ii) Seller shall have executed and delivered to Buyer (or shall have caused Artlite to execute and deliver) all bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer and its counsel, effecting the sale, transfer, assignment and conveyance of the Purchased Assets to Buyer. Without limiting the generality of the foregoing, Seller shall have executed and delivered (or caused to be executed and delivered) or shall have transferred or performed, as applicable, the following:

          9.1.1 One or more bills of sale executed by Artlite conveying to Seller all of the Artlite Assets and one or more bills of sale conveying to LBI all of the Tangible Personal Property and Intellectual Property to be acquired by Buyer hereunder;

          9.1.2 An assignment assigning to LBI Sub the KEYH FCC Licenses from Seller to document the second step of the two-step pass through of such KEYH FCC Licenses to LBI Sub;

          9.1.3 An assignment assigning to Seller the KEYH FCC Licenses from Artlite to document the first step of the two-step pass through of such KEYH FCC Licenses to LBI Sub;

          9.1.4 An assignment assigning to LBI each of the Assumed Contracts together with the Required Consents and the original copies of the Assumed Contracts;

          9.1.5 To the extent not previously transferred pursuant to Section 6.1.10, the data, documents, copies, files, records and logs referred to in Section 2.1.4 and Seller shall have transferred data from Seller's computer systems to Buyer's computer systems on or prior to the KEYH Final Grant Day;

          9.1.6 Proof of payment of prepaid expenses made by Seller for services to be provided to Station KEYH, after the KEYH Closing Date under the Assumed Contracts;

          9.1.7 Seller shall have paid LBI an amount equal to the aggregate advance payments by advertisers and other advance payments for services to be provided by Station KEYH after the KEYH Closing Date under the Assumed Contracts (calculated as of 5 days before, and updated as of, the KEYH Closing Date);

          9.1.8 Opinions of Seller's counsel, Seller's Texas counsel and Seller's FCC counsel, each dated as of the KEYH Closing Date substantially in the form of Exhibits "B-1", "B-2" and "C";

          9.1.9 Copies of resolutions of the Board of Directors of EDC, EDC Sub and EDC License Sub, in each case certified by the Party's Secretary, authorizing the execution, delivery and performance of this Agreement and the transaction contemplated hereby;

          9.1.10 A certificate, dated as of the KEYH Closing Date, executed by the President and Chief Executive Officer of Seller, to the effect that, (i) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the KEYH Closing Date as though made on and as of the KEYH Closing Date, except as specifically contemplated by this Agreement (it being understood and agreed by the Parties hereto that for purposes of this Section 9.1.10, that the representations and warranties of Seller contained in this Agreement or any certificates delivered pursuant hereto shall mean such representations and warranties of Seller after disregarding all knowledge qualifications of Seller contained in such representations and warranties that are in parenthetical (including without limitation such knowledge qualifications in Sections 4.3.1, 4.3.2, 4.3.3, 4.3.4, 4.3.5, 4.4,
          4.5, 4.7, 4.9, 4.10, 4.11, 4.13, 4.14, 4.15, 4.17, 4.18 and 9.1.10)
          and that such representations and warranties shall not be qualified in any respect by such knowledge qualifications in parenthetical); (ii) Seller has complied in all material respects with or performed in all material respects all terms, covenants, agreements and conditions required by this Agreement to be complied with or performed by it prior to and at the KEYH Closing Date; (iii) all Required Consents have been obtained by Seller and Artlite and delivered to Buyer; (iv) except for matters affecting the radio broadcasting industry generally and except for such litigation described in the proviso in Section 8.1.6, each of which has been disclosed in writing to Buyer, no litigation, action, suit, judgment, proceeding or investigation is pending or outstanding or, to the knowledge of Seller (after due inquiry with Artlite) or (to Seller's knowledge) Artlite, threatened, before any forum, court, or governmental body, department or agency of any kind, relating to the operation of Station KEYH or which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement; (v) to the knowledge of Seller (after due inquiry with Artlite) or (to Seller's knowledge) Artlite, no insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or Artlite or any of their respective material assets or properties is pending, and neither Seller nor Artlite has taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings; (vi) the aggregate amount of advance payments by advertisers and other advance payments for services to be provided by or for Station KEYH after the KEYH Closing Date under the Assumed Contracts referred to in Section 2.1.2 equals the amount paid to Buyer pursuant to Section 9.1.7 and (vi) Seller has performed the requirements of this Section 9.1;

          9.1.11 Written evidence reasonably satisfactory to Buyer that Seller has validly exercised its rights to purchase Station KEYH (including any related Purchased Assets and KEYH FCC Licenses) under the Artlite Purchase Agreement and has completed the acquisition of the Artlite Assets, including evidence in form and substance reasonably satisfactory to Buyer that Artlite shall have executed and delivered to Seller all bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer and its counsel, effecting the sale, transfer, assignment and conveyance of such Artlite Assets to Seller, including, without limitation, one or more bills of sale conveying to Seller such Artlite Assets and copies of the Required Consents required in connection with the consummation of such transactions;

          9.1.12 Written instructions to terminate the Escrow Agreement and deliver the Escrow Deposit to LBI Holdings executed by EDC; and

          9.1.13 Such other instruments of transfer, documents or certificates requested by Buyer as may be necessary or appropriate to transfer to and vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets or as reasonably may be requested by Buyer to evidence consummation of this Agreement and the transaction contemplated hereby.

          9.2 Buyer's Performance at Closing. On the KEYH Closing Date at the Closing Place, Buyer will execute and deliver or cause to be delivered to
Seller:

          9.2.1 The monies payable as set forth in Section 3.1.1 by wire transfer of federal funds;

          9.2.2 An opinion of Buyer's counsel dated as of the KEYH Closing Date substantially in the form of Exhibit "D";

          9.2.3 Copies of resolutions of the Boards of Directors of LBI Holdings, LBI and LBI Sub, in each case certified by its Secretary, authorizing the execution, delivery and performance of this Agreement and the transaction contemplated hereby;

          9.2.4 A certificate, dated as of the KEYH Closing Date, executed by the Executive Vice President of LBI Holdings and Buyer, to the effect that (i) the representations and warranties of LBI Holdings and Buyer contained in this Agreement are true and complete in all material respects on and as of the KEYH Closing Date as though made on and as of the KEYH Closing Date, except as specifically contemplated by this Agreement; (ii) LBI Holdings and Buyer have each complied in all material respects with or performed in all material respects all terms, covenants, agreements and conditions required by this Agreement to be complied with or performed by it prior to and at the KEYH Closing Date; (iii) except for matters affecting the radio broadcasting industry generally and except for such litigation described in the proviso in Section 8.2.4, no litigation, action, suit, judgment, proceeding or investigation is pending or outstanding or, to LBI Holdings' and Buyers' knowledge, threatened, before any forum, court or governmental body, department or agency of any kind which has the stated purpose or the probable affect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement; (iv) to the knowledge of LBI Holdings and Buyer, no insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting LBI Holdings or Buyer or any of their respective assets or properties is pending, and neither LBI Holdings nor Buyer has taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings; and (v) LBI Holdings and Buyer have each performed the requirements of this
          Section 9.2;

          9.2.5 A writing evidencing the assumption by Buyer of each of the Assumed Contracts consistent with the provisions of this Agreement reasonably satisfactory in form and substance to Seller and its counsel; and

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

          9.2.6 Such other instruments, documents and certificates as reasonably may be requested by Seller to consummate this Agreement and the transaction contemplated hereby.

                                   ARTICLE X
                                 INDEMNIFICATION

          10.1 Indemnification by Seller. It is understood and agreed that LBI Holdings and Buyer do not assume and will not be obligated to pay any liability of Seller under the terms of this Agreement or otherwise and will not be obligated to perform any obligations of Seller of any kind or manner, except in connection with the Assumed Contracts and with respect thereto only to the extent such obligations arise subsequent to the consummation of the transaction contemplated hereby on the KEYH Closing Date. Seller, hereby agrees to indemnify, defend and hold harmless LBI Holdings and Buyer, their successors and assigns, for a period of eighteen months following the consummation of the transaction contemplated hereby on the KEYH Closing Date, from and against:

          10.1.1 Any and all Damages occasioned by, arising out of or resulting from the operation of Station KEYH prior to the KEYH Closing Date (other than such Damages arising directly from Buyer's actions under the AM Local Marketing Agreement), including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed prior to the KEYH Closing Date under any of the Assumed Contracts or otherwise with respect to Seller's or Artlite's ownership and operation of Station KEYH prior to the KEYH Closing Date;

          10.1.2 Any and all Damages occasioned by, arising out of or resulting from any material misrepresentation, material breach of warranty or covenant, or material default or material nonfulfillment of any agreement on the part of Seller under this Agreement, or from any material misrepresentation in or material breach of any certificate, agreement, appendix, Schedule, or other instrument furnished to LBI Holdings or Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby (it being understood and agreed by the Parties hereto that for purposes of this Section 10.1.2, that for purposes of determining such misrepresentation, breach of warranty or covenant, or material default or material nonfulfillment, all knowledge qualifications in the representations and warranties of Seller contained in this Agreement or in any certificates delivered pursuant hereto that are in parenthetical (including without limitation such knowledge qualifications in Sections 4.3.1, 4.3.2, 4.3.3, 4.3.4, 4.3.5, 4.4, 4.5, 4.7, 4.9, 4.10, 4.11, 4.13, 4.14, 4.15,
          4.17, 4.18 and 9.1.10) shall be disregarded and no such representation or warranty shall be qualified in any respect by such knowledge qualifications in parenthetical); provided, that any breach of Section
          7.9 shall be deemed material regardless of the cash value of such breach;

          10.1.3 Any and all Damages occasioned by, arising out of or resulting from any legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges and the liability for which is extended to LBI Holdings or Buyer as transferee of the business of Station KEYH or otherwise for any transferee liability for any taxes, penalties, or interest due or to become due from Seller; and

          10.1.4 Any and all Damages occasioned by, arising out of or resulting from any claim by Artlite or any other person or entity that any agent, broker, investment or commercial banker, person or firm acting on behalf of Artlite or under authority of Artlite is or will be entitled to any broker, finder, financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement.

          10.2 Indemnification by LBI Holdings and Buyer. LBI Holdings and Buyer agree to indemnify, defend and hold harmless Seller, its successors and assigns, for a period of eighteen months following the consummation of the transaction contemplated hereby on the KEYH Closing Date from and against:

          10.2.1 Any and all Damages occasioned by, arising out of or resulting from the operation of Station KEYH on or subsequent to the KEYH Closing Date, including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed on or subsequent to the KEYH Closing Date under any of the Assumed Contracts or otherwise with respect to Buyer's ownership and operation of Station KEYH from and after the KEYH Closing Date; and

          10.2.2 Any and all Damages occasioned by, arising out of or resulting from any material misrepresentation, material breach of warranty or covenant, or material default or material nonfulfillment, of any agreement on the part of LBI Holdings or Buyer under this Agreement, or from any material misrepresentation in or material breach of any certificate, agreement, appendix, Schedule or other instrument furnished to Seller pursuant to this Agreement or in connection with the transaction contemplated hereby; provided, that any breach of
          Section 7.9 shall be deemed material regardless of the cash value of such breach.

          10.3 Third-Party Claims. In the event of third party claims, each Party ("Indemnified Party") shall give written notice to the other Party ("Indemnifying Party") as soon as practicable and in no event later than ten business days after the Indemnified Party has knowledge of any facts which in its opinion entitle or may entitle it to indemnification under this Section
10.3. Seller, on the one hand, and LBI Holdings and Buyer, on the other, shall be considered a single Party for purposes of this Section 10.3 and Section 10.4. However, failure to give such notice will not preclude the Indemnified Party from seeking indemnification hereunder, unless, and to the extent that, such failure adversely affects to a material degree the Indemnifying Party's ability to defend against such a claim. The Indemnifying Party will promptly defend such a claim by counsel approved by the Indemnified Party, which approval shall not be unreasonably withheld, and the Indemnified Party may appear at any proceeding, at its own cost, by counsel of its own choosing and will otherwise reasonably cooperate in the defense of such claim, provided that the Indemnifying Party shall promptly reimburse the Indemnified Party all reasonable costs, expenses and attorneys' fees incurred in the course of cooperating in the defense of such claim. The Indemnifying Party shall be responsible for all costs and expenses of any settlement. If the Indemnifying Party within ten business days after notice of a claim fails to defend the Indemnified Party, the Indemnified Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party. Anything in this Section to the contrary notwithstanding:

          10.3.1 If LBI Holdings or Buyer is the Indemnified Party and in the reasonable judgment of LBI Holdings or Buyer there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party or its continued operation of Station KEYH, the Indemnified Party will have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim, and the Indemnifying Party will cooperate with the Indemnified Party;

          10.3.2 If the facts giving rise to indemnification hereunder involve a possible claim by the Indemnified Party against a third party, the Indemnified Party will have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim; and

          10.3.3 The Indemnifying Party will not, without the consent of the Indemnified Party, enter into or settle or compromise any claim or consent to any entry of judgment which (i) in the reasonable judgment of LBI Holdings or Buyer may materially and adversely affect LBI Holdings or Buyer or their continued operation of Station KEYH, and
          (ii) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a full and complete release from all liability in respect to such claim.

          10.4 Cap and Basket. Neither Party will be entitled to indemnification under this Article X until Damages to such Party (combined with any Damages to such Party under the FM Purchase Agreement) exceed $50,000 in the aggregate (except for claims pursuant to Section 7.9 of this Agreement and Section 7.8 of the FM Asset Purchase Agreement, which shall be reimbursed from the first dollar for both parties). Once Damages to any Party (combined with any Damages to such Party under the FM Purchase Agreement) exceed $50,000 in the aggregate (excluding all claims made pursuant to Section 7.9 of this Agreement and Section 7.8 of the FM Asset Purchase Agreement), such Party will be entitled to recover the entire amount of the Damages to the maximum extent permitted by this Agreement. The Parties agree that any materiality qualification set forth in this Agreement shall not be taken into account in determining the magnitude of Damages occasioned by any breach for purposes of calculating whether such $50,000 threshold has been reached. The Parties agree that (i) with respect to all claims made pursuant to Article X hereof or Article X of the FM Asset Purchase Agreement during the period beginning on the date of consummation of the transactions contemplated by the FM Asset Purchase Agreement on the KQQK Closing Date and ending on the twelve month anniversary of such date, the maximum aggregate amount for which either Buyer and LBI Holdings on the one hand or Seller on the other hand will be responsible for pursuant to this Agreement and the FM Asset Purchase Agreement, is $1,500,000 in the aggregate and (ii) with respect to all claims made pursuant to Article X hereof or Article X of the FM Asset Purchase Agreement during the period commencing on the date after the end of the applicable period set forth in clause (i) of this sentence and ending on the twenty four month anniversary of the consummation of the transaction contemplated by this Agreement (or if the purchase and sale transaction contemplated under this Agreement does not occur, ending on the later of (x) the eighteenth month anniversary of the KQQK Closing Date or (y) the date on which this Agreement is terminated), the maximum aggregate amount for which either Buyer and LBI Holdings on one hand or Seller on the other hand will be responsible for pursuant to this Agreement and the FM Asset Purchase Agreement, is $700,000 (above and beyond up to $800,000 of claims made during the period set forth in clause (i) of this sentence); provided that the caps set forth in this paragraph shall not apply to any claims made under this Agreement prior to the consummation of the transaction contemplated hereunder on the KEYH Closing Date.

          10.5 Holdback. LBI Holdings and Buyer shall be entitled to receive any amounts owing by Seller to LBI Holdings or Buyer pursuant to this Agreement or the FM Asset Purchase Agreement (including Article X hereof and thereof) from the Holdback and Seller agrees to promptly give the Holdback Escrow Agent written instructions to immediately release such amounts from the Holdback to LBI Holdings. Buyer agrees to promptly give the Holdback Escrow Agent written instructions to immediately release the amounts as determined by Sections 3.1.4(c) and 3.1.4(d) in the FM Asset Purchase Agreement, to the extent Seller is entitled to receive such amount.

          10.6 Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any Schedule or Exhibit, or in any certificate or other instrument delivered pursuant to this Agreement, will survive the consummation of the transaction contemplated hereby on the KEYH Closing Date for a period of eighteen months; provided that if a claim or notice is given under this Article X or otherwise with respect to any such representation and warranty prior to such expiration date, such claim shall continue (and such representation and warranty shall survive) indefinitely until such claim is finally resolved.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

          11.1 Notices. All notices, demands and requests, required or permitted to be given under the provisions of this Agreement shall be in writing and will be deemed duly given if received on a business day by facsimile at the facsimile numbers below and telephone notification is provided by the sending Party to the receiving Party at the time of the facsimile that such notice is about to be sent (it being understood that a voice mail left on answering machines shall be deemed to satisfy the requirement of such telephone notification):

          If to Seller:

                  Roel Campos, Esq.
                  El Dorado Communications
                  1980 Post Oak Boulevard, Suite 1500
                  Houston, TX 77058
                        Phone: (713) 968-4500
                        Fax: (713) 968-4518

          Copy (which shall not, by itself, constitute notice) to:

                  Allan Duboff, Esq.
                  Richman, Mann, Chizever, Phillips & Duboff
                  9601 Wilshire
                  Penthouse Suite
                  Beverly Hills, CA 90210
                        Phone: (310) 274-8300
                        Fax: (310) 274-2831

                  Lawrence Roberts, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  1440 New York Avenue, N.W.
                  Washington, D.C. 20005
                        Phone: (202) 371-7040
                        Fax: (202) 393-5760

          If to LBI Holdings or Buyer:

                  Mr. Lenard D. Liberman
                  Executive Vice President
                  Liberman Broadcasting Inc.
                  1845 Empire Avenue
                  Burbank, California 91504
                        Phone: BOTH (818) 563-5722 and
                               (281) 493-2900
                        Fax: BOTH (818) 558-4244 and
                             (281) 759-3963

          Copy (which shall not, by itself, constitute notice) to:

                  Joseph K. Kim, Esq.
                  O'Melveny & Myers LLP
                  400 South Hope Street, 15/th/ Floor
                  Los Angeles, California 90071
                        Phone: (213) 430-6000
                        Fax: (213) 430-6407

Or any other such facsimile numbers, telephone numbers and addresses as any Party may from time to time supply in writing to the other Parties.

          11.2 Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties, and their respective successors and assigns. This Agreement will not be assignable by a Party without the prior written consent of all of LBI Holdings, Buyer and Seller; provided, however, that LBI Holdings and Buyer may assign their rights and obligations hereunder without Seller's consent to any party that is majority owned, directly or indirectly, by LBI Holdings and LBI Holdings and Buyer may assign their rights hereunder, without Seller's

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consent, to any of their lenders (provided that such assignment to such lenders does not violate the Communications Act and does not delay the KEYH Closing
Date).

          11.3 Other Documents. The Parties will execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement. To the extent not obtained prior to the KEYH Closing Date, Seller shall use its best efforts to cause Artlite to update registrations of the Towers with the FCC to reflect LBI Sub as the owner of the Towers following the KEYH Closing Date.

          11.4 Appendices. All Schedules and Exhibits are deemed to be part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. Whenever, by the terms of this Agreement or any subsequent agreement of the Parties, any additions or deletions are made to the Purchased Assets shown on the Schedules, the Schedules affected shall be appropriately modified to reflect those changes.

          11.5 Construction. This Agreement will be governed, construed and enforced in accordance with the laws of the State of Texas.

          11.6 Arbitration. Any dispute, controversy or other matters as to which the Parties disagree arising out of, relating to or in connection with the provisions of this Agreement or the interpretation, breach or alleged breach hereof shall be settled and decided by arbitration conducted by the Judicial Arbitration and Mediation Service ("JAMS"), subject to the following:

          11.6.1 Any arbitration as set forth above shall be held and conducted in Houston, Texas before one arbitrator who shall be selected by mutual agreement of the parties. If agreement is not reached on the selection of the arbitrator within 30 days after commencement of an arbitration by (i) submission of a matter to the JAMS in accordance with its Commercial Arbitration Rules and (ii) notice to the other party of the initiating party's intention to arbitrate, then such arbitrator shall be appointed by the presiding judge of the appropriate Houston, Texas Court.

          11.6.2 The arbitrator appointed must be a former or retired judge, or an attorney with at least 15 years experience in the broadcast radio industry.

          11.6.3 All proceedings involving the parties shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the parties.

          11.6.4 The prevailing party shall be awarded reasonable attorneys' fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration unless the arbitrator, for good cause, determines otherwise.

          11.6.5 The dispute shall be heard in accordance with the rules and procedures of JAMS and the arbitrator's decision and award shall be final and binding.

          11.6.6 Costs and fees of the arbitrator (including the cost of the record of transcripts of the arbitration) shall be borne by the non-prevailing party, unless the

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          arbitrator for good cause determines otherwise. Costs and fees payable in advance shall be advanced equally by the parties, subject to ultimate payment by the non-prevailing party in accordance with the preceding sentence.

          11.6.7  Any Party may initiate an arbitration proceeding under this
          Section 11.6 by written notice to the other Party of his or its intention to arbitrate, specifying the dispute or controversy to be arbitrated, the amount involved and the remedy sought, and by filing with the Dallas, Texas office of the JAMS a copy of said notice together with a copy of this Agreement and the fee specified in the JAMS fee schedule. In no event shall a demand for arbitration be made after the date when institution of legal or equitable proceedings based on the claim, dispute or other matter in question would be barred by the applicable statute of limitations.

          11.6.8 This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

          11.6.9 Notwithstanding anything contained in this Agreement elsewhere to the contrary, and unless modified by the arbitrator upon a showing of good cause, the arbitration shall proceed upon the following schedule: (i) within 30 days from the service of the notice of the request to arbitrate, the parties shall select the arbitrator; (ii) within 30 days after selection of the arbitrator, the parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration matters decided;
          (iii) all discovery shall be completed within four months following the pre-arbitration conference; (iv) all pre-arbitration motions shall be filed and briefed so that they may be heard no later than one month following the discovery cut-off; (v) the arbitration shall be scheduled to commence no later than 30 days after the decision on all pre-arbitration motions but in any event no later than six months following the service of the notice of arbitration; and (vi) the arbitrator shall render his written decision within 30 days following the submission of the matter.

          11.6.10 Any monetary award of the arbitrator may include interest at the highest prime rate, as published in the Wall Street Journal, plus two percent, which interest shall accrue from the date the claim, dispute or other matter in question was rightfully due and payable under this agreement until the date the award is paid to the prevailing party.

          11.6.11 No provision of this Section 11.6 shall limit the right of any Party to this Agreement to exercise self-help remedies or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of such remedy does not waive the right of any party to resort to arbitration.

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          11.7 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

          11.8 Headings. The headings of the Sections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any Section.

          11.9 Entire Agreement. This Agreement, the AM Local Marketing Agreement, the FM Asset Purchase Agreement, the FM Local Marketing Agreement, all Schedules and Exhibits and related agreements entered into as of the date hereof and all agreements, certificates and instruments delivered by the Parties pursuant to the terms of this Agreement or the FM Asset Purchase Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof, supersede all prior negotiations and agreements between the Parties, including the Letter of Intent (other than Section 9 thereof as replaced by Exhibit J hereto, which survives), and can be amended, supplemented, waived or changed only by an amendment in writing which makes specific reference to this Agreement, the FM Asset Purchase Agreement or the amendment, as the case may be, and which is signed by the Party against whom enforcement of any such amendment, supplement, waiver or modification is sought.

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

                  IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers on the day and year first above written.

                                          EL DORADO COMMUNICATIONS, INC.

                                          By:  /s/ Roel Campos
                                             -----------------------------
                                              Roel Campos
                                              Senior Vice President


                                          EL DORADO 108, INC.

                                          By:  /s/ Roel Campos
                                             -----------------------------
                                              Roel Campos
                                              Senior Vice President


                                          KXTJ LICENSE, INC.

                                          By:  /s/ Roel Campos
                                             -----------------------------
                                              Roel Campos
                                              Senior Vice President


                                          LBI HOLDINGS II, INC.

                                          By:  /s/ Lenard D. Liberman
                                             -----------------------------
                                                Lenard D. Liberman
                                                Executive Vice President


                                          LIBERMAN BROADCASTING OF HOUSTON, INC.


                                          By: /s/ Lenard D. Liberman
                                             -----------------------------
                                                Lenard D. Liberman
                                                Executive Vice President

                              and

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                                          LIBERMAN BROADCASTING OF HOUSTON
                                          LICENSE CORP.

                                          By: /s/ Lenard D. Liberman
                                             -----------------------------
                                                Lenard D. Liberman
                                                Executive Vice President

                                       S-2